UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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United Rentals, Inc.

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UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc., will be held at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut 06830 on May 20, 2004, at 3:00 p.m. local time, for the following purposes:

1.	election of three directors by the holders of our common stock and Class D-1 Perpetual Convertible Preferred Stock;

2.	election of two directors by the holders of our Series C Perpetual Convertible Preferred Stock;

3.	approval of our Annual Incentive Compensation Plan;

4.	approval of our Long-Term Incentive Plan;

5.	consideration of two stockholder proposals, if properly presented;

6.	ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004; and

7.	transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matters specified in this notice may be taken without further notice to stockholders except as may be required by our by-laws. Stockholders of record at the close of business on April 15, 2004 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

By Order of the Board of Directors,

JOHN N. MILNE
Corporate Secretary

April 20, 2004

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06830

April 20, 2004

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the board of directors of United Rentals, Inc., of proxies to be voted at our 2004 annual meeting of stockholders to be held at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut 06830, on May 20, 2004, at 3:00 p.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof. This proxy statement and the accompanying materials are being mailed on or about April 20, 2004.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the meeting has been established as the close of business on April 15, 2004.

Voting Securities Outstanding on Record Date

Set forth below is information concerning our outstanding voting securities.

Common Stock.    As of the record date, there were 77,121,837 shares of our common stock outstanding.

Series C Preferred.    As of the record date, there were 300,000 shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) outstanding. Each share of Series C Preferred is convertible into 40 shares of common stock (subject to adjustment). On the record date, the outstanding shares of Series C Preferred were convertible into an aggregate of 12,000,000 shares of common stock.

Series D Preferred (Class D-1).    As of the record date, there were 105,252 shares of our Class D-1 Perpetual Convertible Preferred Stock (“D-1 Preferred”) outstanding. Each share of D-1 Preferred is convertible into 33 1/3 shares of common stock (subject to adjustment). On the record date, the outstanding shares of D-1 Preferred were convertible into an aggregate of 3,508,400 shares of common stock.

Right to Vote

The right of the holders of our securities to vote at the meeting is as follows:

Election of three directors by the holders of our common stock and D-1 Preferred.    One of the matters to be considered at the meeting is the election of three directors by the holders of our common stock and D-1 Preferred. The holders of the common stock and the holders of the D-1 Preferred will have the right to vote together, as a single class, for the election of these directors. With respect to this matter, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held and (ii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held. The holders of the Series C Preferred will not have the right to vote on this matter.

Election of two directors by the holders of our Series C Preferred.    One of the matters to be considered at the meeting is the election of two directors by the holders of our Series C Preferred. Only the holders of the Series C Preferred (and not the holders of the common stock or the D-1 Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Series C Preferred as of the record date will be entitled to one vote for each share held.

All Other Matters.    The holders of the common stock, the Series C Preferred and the D-1 Preferred will have the right to vote together, as a single class, on all matters properly brought before the meeting, other than election of directors. With respect to these matters, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held, (ii) each holder of record of Series C Preferred as of the record date will be entitled to 40 votes for each share held and (iii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held.

Quorum

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner that are voted on any matter and abstentions will be included in determining the number of shares present. Shares held by a nominee for a beneficial owner that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) giving us written notice of such revocation, (ii) voting in person at the meeting or (iii) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Corporate Secretary.

Method and Cost of Solicitation

We will solicit proxies by mail and may also solicit proxies by other means such as personal interview, telephone or e-mail. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies. We estimate that the fees for such service will be approximately $50,000 plus reimbursement of reasonable out-of-pocket expenses.

We will bear all costs associated with soliciting proxies for the meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our full board of directors has 12 members in the absence of any vacancies. Ten of our directors are elected by the holders of our common stock and D-1 Preferred, voting together as a single class, and two are elected by the holders of our Series C Preferred. The 10 directors that are elected by the holders of our common stock and D-1 Preferred are divided into three classes. Each class is elected to serve a three-year term. The terms of the classes are staggered so that the term of only one class expires each year. Absent vacancies, Class 1 and Class 2 each have three members and Class 3 has four members.

Election of Three Class 3 Directors by the Holders of Our Common Stock and D-1 Preferred

Nominees

The term of the Class 3 directors will expire at the meeting. The current members of this class are Howard L. Clark, Jr., Bradley S. Jacobs, John N. Milne and Christian M. Weyer. The board has nominated each of Messrs. Clark, Jacobs and Milne to stand for re-election at the meeting as a Class 3 director. Mr. Weyer is retiring from the board and will not be standing for re-election. Each Class 3 director elected at the meeting will hold office until our annual meeting of stockholders in 2007 and until his successor is elected and qualified.

Voting

Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned three nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the meeting by a plurality of the votes cast (i.e., the three nominees receiving the greatest number of votes will be elected as directors).

Election of Two Directors by the Holders of Our Series C Preferred

As described under “Board Matters—Right of Holders of Series C Preferred to Elect Directors,” the holders of the Series C Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on our board that were elected by the holders of the Series C Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series C Preferred are currently held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”). The holders of the Series C Preferred have indicated to us that they expect to vote for the re-election of Messrs. Black and Gross as directors. Messrs. Black and Gross are affiliated with Apollo.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our executive officers and directors that will continue in office beyond the meeting.

Name	Age	Position(1)
Bradley S. Jacobs	47	Chairman and Director

Wayland R. Hicks	61	Vice Chairman, Chief Executive Officer and Director

John N. Milne	44	Vice Chairman, President, Chief Financial Officer, Chief Acquisition Officer, Secretary and Director

Michael J. Kneeland	50	Executive Vice President—Operations

Leon D. Black	52	Director(2)

Howard L. Clark, Jr.	60	Director

Ronald M. DeFeo	52	Director

Michael S. Gross	42	Director(2)

Brian D. McAuley	63	Director

John S. McKinney	49	Director

Gerald Tsai, Jr.	75	Director

(1)	For information concerning the term served by directors, see “Board Matters—Right of Holders of Series C Preferred to Elect Directors” and “Board Matters—Classification of Directors.”
(2)	Messrs. Black and Gross were elected directors by the holders of the Series C Preferred. See “Board Matters—Right of Holders of Series C Preferred to Elect Directors.”

Bradley S. Jacobs has been chairman of United Rentals since its formation in September 1997 and served as United Rentals’ chief executive officer from September 1997 until stepping down from that position in December 2003. He currently is a private investor and the managing member of Jacobs Private Equity LLC. Prior to joining United Rentals, Mr. Jacobs was chairman and chief executive officer of United Waste Systems Inc., a company that he founded, from 1989 until the sale of the company in August 1997. He also previously served as chairman and chief operating officer of Hamilton Resources Ltd., an international trading company, from 1979 to 1983, and chief executive officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded, from 1979 to 1983.

Wayland R. Hicks has been chief executive officer of United Rentals since December 2003, and a director and vice chairman since 1998. He joined United Rentals in November 1997 and served as chief operating officer from 1997 until being appointed chief executive officer. Mr. Hicks previously held various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included executive vice president, corporate operations (1993-1994), executive vice president, corporate marketing and customer support operations (1989-1993) and executive vice president, engineering and manufacturing—Xerox business products and systems group (1987-1989). Mr. Hicks also served as vice chairman and chief executive officer of Nextel Communications Corp. (1994-1995) and as chief executive officer and president of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

John N. Milne has been vice chairman, chief acquisition officer and a director of United Rentals since its formation in September 1997, has been president since June 2001 and has been chief financial officer since December 2002. Mr. Milne was vice chairman and chief acquisition officer of

United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

Michael J. Kneeland was appointed executive vice president—operations of our company in September 2003. Mr. Kneeland joined United Rentals in June 1998, serving as a district manager until April 2000 and then as a regional vice president until September 2003. Prior to joining our company, Mr. Kneeland held various management positions with Freestate Industries, Inc., an equipment distributor, between 1979 and 1998.

Leon D. Black became a director of our company in January 1999. Mr. Black is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds). Mr. Black is also a director of Sequa Corporation, Allied Waste Industries, Inc., AMC Entertainment Inc., Sirius Satellite Radio Inc. and Wyndham International, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai Hospital, Lincoln Center for the Performing Arts, Vail Valley Foundation, The Metropolitan Museum of Art, The Jewish Museum, Prep for Prep, The Asia Society and Dartmouth College.

Howard L. Clark, Jr., became a director of our company in April 2004. Mr. Clark has been vice chairman and a director of Lehman Brothers Inc. since 1993. From 1990 until assuming his current position, he was chairman, president and chief executive officer of Shearson Lehman Brothers Holdings Inc. Mr. Clark was previously a senior executive at American Express Company from 1981 to 1993, and a managing director of Blyth Eastman Paine Webber Incorporated or predecessor firms from 1968 to 1981. While at American Express, his positions included five years as executive vice president and chief financial officer. Mr. Clark is also a director of Maytag Corporation, White Mountains Insurance Group, Ltd. and Walter Industries, Inc.

Ronald M. DeFeo has been a director of our company since October 1997. Mr. DeFeo is the chairman, chief executive officer, president and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as president of the Terex heavy equipment group and was appointed president and chief operating officer in 1993 and chief executive officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including senior vice president and managing director of Case Europe. Mr. DeFeo is also a director of Kennametal, Inc.

Michael S. Gross became a director of our company in January 1999. Mr. Gross is one of the founding principals of Apollo Advisors L.P. and has been a partner at Apollo since its formation in 1990. Apollo Advisors, together with its affiliates, acts as the managing general partner of several private securities funds. In addition, Mr. Gross has been chairman and chief executive officer of Apollo Investment Corporation, a recently formed closed-end investment company, since February 2004. Mr. Gross is also a director of Allied Waste Industries, Inc., Apollo Investment Corporation, Pacer International, Inc., Saks Incorporated and SkyTerra Communications, Inc. Mr. Gross is a founding member and serves on the executive committee of the Youth Renewal Fund. He is the chairman of the board of the Mt. Sinai Children’s Center Foundation and serves as a trustee of the Trinity School and as a member of the corporate advisory board for the University of Michigan Business School.

Brian D. McAuley became a director of our company in April 2004. Mr. McAuley has been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a co-founder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included corporate controller at Norton Simon Inc. and manager at Deloitte & Touche.

John S. McKinney became a director of our company in September 1998 following the merger of our company with U.S. Rentals. He also served as vice president of our company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including assistant controller, and at the accounting firm of Arthur Andersen & Co.

Gerald Tsai, Jr., became a director of our company in July 2002, having previously served as a director of our company from December 1997 to December 2001. Mr. Tsai served as chairman, chief executive officer and president of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was chairman of the executive committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as chief executive officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Apollo Investment Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. and director emeritus of Saks Incorporated. He also serves as an honorary trustee of Boston University and trustee of NYU Hospitals Center, the New York University School of Medicine Foundation and the Norton Museum of Art.

BOARD MATTERS

Classification of Directors

The directors of our company (excluding any elected by the holders of the Series C Preferred) are divided into three classes as follows:

Class 1.    The members of this class are Mr. Hicks and Mr. McKinney. The term of office of this class will expire at our annual meeting of stockholders in 2005. There is currently one vacancy in this class. We are in the process of recruiting an additional independent director and expect to fill the vacancy in this class prior to the upcoming annual meeting.

Class 2.    The members of this class are Messrs. DeFeo, McAuley and Tsai. The term of office of this class will expire at our annual meeting of stockholders in 2006.

Class 3.    The members of this class are Messrs. Clark, Jacobs, Milne and Weyer. The term of office of this class will expire at our forthcoming annual meeting of stockholders. As described above, the board has nominated each of Messrs. Clark, Jacobs and Milne to stand for re-election at the meeting for a new term that will expire at our annual meeting of stockholders in 2007. Mr. Weyer is retiring from the board and will not be standing for re-election. After the meeting, there will be one vacancy in this class.

At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

Right of Holders of Series C Preferred to Elect Directors

All 300,000 outstanding shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) are held by Apollo.

The holders of the Series C Preferred, voting separately as a single class, have the right to elect:

•	two directors, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least eight million; or

•	one director, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least four million but less than eight million.

Based on the number of shares of Series C Preferred that are currently held by Apollo, the holders of the Series C Preferred have the right to elect two directors.

Any director that is elected by the holders of the Series C Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

If the holders of the Series C Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to provisions described above, then the holders of the Series C Preferred have the right to vote for the election of directors of our company together with the holders of the common stock, as a single class, with each share of Series C Preferred entitled to one vote for each share of common stock issuable upon conversion of such share of Series C Preferred.

Meetings of the Board of Directors

During 2003, our company’s board of directors met nine times and acted by unanimous written consent five times. During 2003, each current member of the board attended in excess of 75 percent of both (i) the total number of board meetings held during the period for which he was a director and (ii) the total number of meetings of each committee of the board on which the director served during the period for which he was on the committee, except Mr. Black, who was not in attendance for three meetings of the full board, and Mr. Tsai, who was not in attendance for three meetings of the audit committee.

Committees of the Board

The board of directors has established several committees, including:

Audit Committee

The audit committee operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. A copy of this charter is attached as Appendix A hereto. You can also access this document on our website at www.ur.com. Click “Investor Relations” and “Corporate Governance.”

The general purposes of the audit committee are to:

•	assist the board in monitoring (1) the integrity of the company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the company’s internal audit function and independent auditors, and (4) the company’s compliance with legal and regulatory requirements; and

•	prepare the report required by the rules of the SEC to be included in our annual proxy statement and any other reports that the rules of the SEC may require of a company’s audit committee.

The current members of the audit committee are Messrs. Gross and Tsai. (Mr. Weyer, who is retiring from the board, was a member of the audit committee until March 2, 2004). Following the annual meeting, the members of the audit committee will be Mr. McAuley (chair), Mr. Tsai and a third independent director that will be appointed prior to the annual meeting as described under “Corporate Governance Matters—Director Independence.”

Each current member of the committee meets the general independence requirements of the NYSE. Each prospective member of the committee will meet such requirements and, in addition, will also meet the additional independence requirements for audit committees specified by Rule 10A-3 under the Securities Exchange Act of 1934. These additional requirements will be effective with respect to our company as of May 20, 2004. The board of directors has determined that each of Messrs. Gross, Tsai and McAuley qualifies as an “audit committee financial expert” as defined by the SEC.

In 2003, the audit committee met ten times and acted by unanimous written consent once.

Compensation Committee

The compensation committee operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. You can access this document on our website at www.ur.com. Click “Investor Relations” and “Corporate Governance.”

The general purpose of the compensation committee is to aid the board in discharging its responsibilities relating to (i) the oversight of executive officer and director compensation and (ii) the development of compensation policies that support the company’s business objectives. For additional information concerning this committee, see “Compensation Committee Report on Executive Compensation.”

In September 2003, the board established a special committee on compensation to review executive compensation. Since its inception, this committee has performed certain functions of the compensation committee as discussed under “Compensation Committee Report on Executive Compensation.” This special committee has substantially completed its assignment and, accordingly, the compensation committee will resume its normal responsibilities as of May 20, 2004.

The current members of the special committee on compensation are Messrs. Gross and Tsai, and the sole member of the compensation committee is currently Mr. Tsai. (Mr. Weyer, who is retiring from the board, was a member of each committee until March 2, 2004). Following the annual meeting, the members of the compensation committee will be Mr. Gross (chair), Mr. Clark and Mr. McAuley. Each current and prospective member of the compensation committee and each member of the special committee meets the independence requirements of the NYSE.

In 2003, (i) the compensation committee met twice and acted by unanimous written consent twice and (ii) the special committee on compensation met twice.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. You can access this document on our website at www.ur.com. Click “Investor Relations” and “Corporate Governance.”

The general responsibilities of the nominating and corporate governance committee include: (i) developing criteria for evaluating potential board candidates and recommending such candidates to the board; (ii) taking a leadership role in shaping the corporate governance of the company and developing the company’s corporate governance guidelines; and (iii) overseeing the evaluation processes for the board and management that are required by the company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the nominating and corporate governance committee are Messrs. Gross and Tsai. (Mr. Weyer, who is retiring from the board, was a member of this committee until March 2, 2004). Following the annual meeting, the members of the nominating and corporate governance committee will be Mr. Clark (chair), Mr. Gross, and Mr. Tsai. Each current and prospective member of the nominating and corporate governance committee meets the independence requirements of the NYSE.

The nominating and corporate governance committee met once during 2003.

Director Compensation

Director Fees

Directors who are executive officers of our company are not paid additional compensation for serving as directors. The compensation for the other directors is as follows:

Compensation Arrangements in 2003.    The compensation arrangements for 2003 were as follows:

•	$20,000 annual retainer for serving as a director;

•	for each board meeting attended in person or by telephone, $1,000 (up to a maximum of $5,000 per year);

•	for each audit committee meeting attended, (i) in the case of the chairman, $1,000 (up to a maximum of $4,000 per year), and (ii) in the case of each other member, $750 (up to a maximum of $3,000 per year);

•	for each other committee meeting attended, (i) in the case of the chairman, $750 (up to a maximum of $3,000 per year), and (ii) in the case of each other member, $500 (up to a maximum of $2,000 per year).

Compensation Arrangements in 2004.    The compensation arrangements for 2004 are as follows:

•	annual retainer fees of: (i) $40,000 for serving as director, (ii) $10,000 for serving as chairman of the audit committee and (iii) $5,000 for serving as chairman of any other committee;

•	meeting attendance fees of: (i) $1,500 for each board meeting, (ii) $2,000 for each audit committee meeting and (iii) $1,500 for each other committee meeting; and

•	annual grant of options to purchase 3,000 shares of our common stock at an exercise price equal to the market value of the stock at the time of grant.

Deferred Compensation Plan for Directors

We have a deferred compensation plan for our non-employee directors. Under this plan, a non-employee director may elect to defer receiving the fees that would otherwise be payable to him. Deferred fees are credited to a bookkeeping account and are deemed invested, at the director’s option, in either a money market fund or shares of our common stock. The director may choose between investing in unrestricted shares or restricted shares of our common stock. In the case of unrestricted shares, the shares are acquired at a price equal to the market value of the stock at the time of investment. In the case of restricted shares, the shares are acquired at a price equal to 83.3% of such market value. Restricted shares will vest as follows: (a) on each anniversary of the acquisition date, one-fifth of the shares will vest as long as the holder continues as a director and (b) if the holder dies or is disabled while a director, all of the shares will immediately vest.

Director Attendance At Annual Meeting

Last year, seven directors attended the annual meeting and two were unable to attend.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of our board. You can access this document on our website at www.ur.com. Click “Investor Relations” and “Corporate Governance.”

The policies described in our corporate governance guidelines and in this proxy statement are intended to set forth general guidance for the functioning of our board and should not be viewed as a set of legally binding obligations. The board may, from time to time, modify these guidelines and policies or approve deviations therefrom as it deems appropriate.

Code of Business Conduct

We have adopted a code of business conduct for our employees, officers and directors. You can access this document on our website at www.ur.com. Click “Investor Relations” and “Corporate Governance.” This code constitutes a “code of ethics” as defined by the rules of the SEC.

Director Independence

The New York Stock Exchange recently adopted new corporate governance rules that require that a majority of a company’s directors be independent. The effective date of these rules with respect to our company is May 20, 2004, the date of our upcoming annual meeting.

We currently have six independent directors and five non-independent directors. However, one of our independent directors is retiring from the board and will not be standing for re-election. We are in the process of recruiting an additional independent director and will appoint this additional director prior to the upcoming annual meeting. As of the annual meeting date, we will continue to have a majority of independent directors and be in full compliance with the rules of the NYSE. Our current independent directors are: Leon Black, Howard Clark, Michael Gross, Brian McAuley and Gerald Tsai. This list excludes the director that is retiring.

As we fill vacancies in the board, our goal is to have at least two-thirds of our directors be independent. In furtherance of this goal, we have a adopted a policy of generally filling future vacancies on our board with independent directors until at least two-thirds of our directors are independent. However, this policy may not be followed with respect to new directorships that are created in connection with future merger and acquisition transactions, major new investments in our company or similar transactions.

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we do not consider a director to be independent if he or she is or, in the past three years, has been:

•	employed by the company or any of its affiliates;

•	an employee or owner of a firm that is one of the company’s or its affiliates’ paid advisors or consultants (unless the company’s relationship, or the director’s relationship, with such firm does not continue after the director joins our board and the company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the company or the chairman, CEO or other executive officer of the company or any of its affiliates;

•	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the company or any of its affiliates; or

•	part of an interlocking directorate in which the CEO or other executive of the company serves on the board of a third-party entity (for-profit or not-for-profit) employing the director.

Director Nomination Process

General

The board has established a nominating and corporate governance Committee (the “nominating committee”) as described above. The responsibilities of this committee include among others: (i) developing criteria for evaluating prospective candidates to the board; (ii) identifying individuals qualified to become board members; and (iii) recommending to the board those individuals that should be nominees for election or re-election to the board or otherwise appointed to the board (with authority for final approval remaining with the board). However, the committee does not make any recommendations with respect to the directors that are elected by the holders of our preferred stock.

Process For Identifying and Evaluating Candidates

The nominating committee may identify potential board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the committee deems appropriate. The nominating committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates. The nominating committee has been given sole authority to retain and terminate any such search firm or consultant.

In considering candidates for the board, the committee evaluates the entirety of each candidate’s credentials. The committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to board responsibilities; and (vi) qualification to serve on specialized board committees—such as the audit committee or compensation committee.

The nominees for election at the upcoming annual meeting are Bradley Jacobs, John Milne and Howard Clark. Messrs. Jacobs and Milne have been directors of our company since its inception in 1997. Mr. Clark was appointed to the board, upon the recommendation of the nominating committee, effective April 5, 2004. Mr. Clark was selected from a pool of candidates that was compiled and screened with the assistance of a search firm retained by the nominating committee. Mr. Clark was originally brought to the attention of the nominating committee by the company’s chief executive officer.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The nominating committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the nominating committee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park,

Greenwich Connecticut 06830, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2005 annual meeting must be received by December 21, 2004. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of our company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the nominating committee. This process will not give you the right to directly propose a nominee at any meeting of stockholders. See “—Stockholder Proposals For The 2005 Annual Meeting.”

Communications with the Board of Directors

We have adopted procedures to enable our security holders to communicate with our board of directors or with any individual director or directors. If you wish to send a communication, you should do so in writing. All communication should be addressed to the board or the particular director or directors, as the case may be, and mailed to the board mail box maintained for this purpose. You can find the address of the board mail box on our website at www.ur.com. Click “Investor Relations,” “Corporate Governance” and “Communicating with the Board.” This mailbox is administered by our counsel, and all communications will be submitted to the relevant director or directors.

Please note that the foregoing procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding. For information concerning stockholder proposals, see “—Stockholder Proposals For The 2005 Annual Meeting.”

Stockholder Proposals For The 2005 Annual Meeting

Notice Required to Include Proposals in Our Proxy Statement

We will review for inclusion in next year’s proxy statement stockholder proposals received by December 21, 2004. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: John N. Milne, Corporate Secretary.

Notice Required to Bring Business Before an Annual Meeting

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2005 annual meeting of stockholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

If a stockholder notifies us after March 6, 2005, of an intention to present a proposal at the 2005 annual meeting of stockholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below and the notes thereto set forth as of April 6, 2004 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock by (i) each director and executive officer of our company, (ii) all executive officers and directors of our company as a group and (iii) each person known to us to be the owner of more than 5% of our common stock.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)(3)		Percent of Common Stock Owned (2)
Bradley S. Jacobs	5,673,955	(4)	7.0%
Wayland R. Hicks	1,115,885	(5)	1.4%
John N. Milne	2,297,856	(6)	2.9%
Michael J. Kneeland	113,994	(7)	*
Leon D. Black	35,644	(8)	*
Howard L. Clark, Jr	—		N/A
Ronald M. DeFeo	98,644	(9)	*
Michael S. Gross	35,644	(10)	*
Brian D. McAuley	—		N/A
John S. McKinney	681,951	(11)	*
Gerald Tsai, Jr	6,786	(12)	*
Christian M. Weyer	107,644	(13)	*
All executive officers and directors as a group (12 persons)	10,168,003	(14)	12.1%
Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P	17,177,833	(15)	18.5%
Capital Research and Management Company	5,100,000	(16)	6.6%
Colburn Music Fund	10,445,787	(17)	13.5%
U.S. Trust Corporation, United States Trust Company of New York and U.S. Trust Company, N.A	4,380,653	(18)	5.7%

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes to the table, the address is c/o our company at Five Greenwich Office Park, Greenwich, CT 06830.
(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	In certain cases, includes securities owned by one or more entities controlled by the named holder.
(4)	Consists of 1,911,281 outstanding shares, 3,671,000 shares issuable upon the exercise of currently exercisable warrants and 91,674 shares issuable upon conversion of 6 1/2% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc. The shares indicated as being owned by Mr. Jacobs exclude the following shares that are held by a marital trust: (i) 1,329,000 shares issuable upon the exercise of currently exercisable warrants and (ii) 2,650,000 shares issuable upon the exercise of currently exercisable options. The institutional trustee of such trust is not affiliated with Mr. Jacobs and controls the voting and disposition of such shares.

(5)	Consists of 590,885 outstanding shares and 525,000 shares issuable upon the exercise of currently exercisable options.
(6)	Consists of 1,099,192 outstanding shares, 714,286 shares issuable upon the exercise of currently exercisable warrants, 450,000 shares issuable upon the exercise of currently exercisable options and 34,378 shares issuable upon conversion of 6 1/2% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc.
(7)	Consists of 57,661 outstanding shares and 56,333 shares issuable upon the exercise of currently exercisable options.
(8)	Consists of 2,644 outstanding shares and 33,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 15.
(9)	Consists of 5,644 outstanding shares and 93,000 shares issuable upon the exercise of currently exercisable options.
(10)	Consists of 2,644 outstanding shares and 33,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 15.
(11)	Consists of 18,606 outstanding shares, 657,157 shares issuable upon the exercise of currently exercisable options and 6,188 shares issuable upon conversion of 6 1/2% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc.
(12)	Consists of 3,786 outstanding shares and 3,000 shares issuable upon the exercise of currently exercisable options.
(13)	Consists of 74,644 outstanding shares and 33,000 shares issuable upon exercise of currently exercisable options.
(14)	Consists of 3,766,987 outstanding shares, 4,385,286 shares issuable upon the exercise of currently exercisable warrants, 1,883,490 shares issuable upon the exercise of currently exercisable options and 132,240 shares issuable upon conversion of 6 1/2% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc.
(15)	Consists of 1,844,500 outstanding shares, 12,000,000 shares issuable upon conversion of outstanding shares of our Series C Preferred Stock and 3,333,333 shares issuable upon conversion of outstanding shares of our Series D-1 Preferred Stock. Of the shares indicated, (i) 16,297,171 shares are owned by Apollo Investment Fund IV, L.P. (“AIFIV”) and (ii) 880,662 shares are owned by Apollo Overseas Partners IV, L.P. (“Overseas IV”). Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. (“Capital Management IV”) is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.
(16)	The share ownership information for Capital Research and Management Company (“Capital”) is as of February 10, 2004 and is based on information in a Schedule 13G filed by Capital. Capital has sole dispositive power and no voting power with respect to the indicated shares. Such shares are owned by various clients of Capital for whom Capital serves as an investment advisor. Capital’s address is 333 South Hope Street, Los Angeles, California 90071.
(17)	Consists of 10,445,787 outstanding shares. The address of Colburn Music Fund is P.O. Box 712070, Los Angeles, California 90071.
(18)	The share ownership information for U.S. Trust Corporation (“UST”), United States Trust Company of New York (“USTC”) and U.S. Trust Company, N.A. (“USTCNA”) is based on information in a Schedule 13G filed by UST, USTC and USTCNA on February 17, 2004. UST, USTC and USTCNA hold the shares in their capacity as fiduciaries and/or agents for their customers, and report sole voting power over 3,860,130 of these shares, and shared voting power over 44,800 of these shares. The address of UST, USTC and USTCNA is 114 West 47th St., New York, New York 10036.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the periods indicated information concerning the compensation paid to our executive officers.

	Annual Compensation						Long-term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Reportable Other Annual Compensation ($)(1)		Securities Underlying Options		Restricted Stock Awards($)		All Other Compensation($)
Bradley S. Jacobs Chief Executive Officer (until December 15, 2003)	2003 2002 2001	511,000 485,000 485,000	320,000 400,000 —	(2)	210,000 — —	(3)	— 1,200,000 —	(5)	— — 19,040,000	(6)	9,550 9,900 37,200	(4)

Wayland R. Hicks Chief Operating Officer (until December 15, 2003) and Chief Executive Officer (from December 16, 2003)	2003 2002 2001	475,000 450,000 450,000	240,000 300,000 —	(2) (2)	76,000 — —	(3)	— 325,000 —	(5)	— — 11,900,000	(6)	9,900 10,500 9,900	(4)

John N. Milne President, Chief Acquisition Officer and (from December 6, 2002) Chief Financial Officer	2003 2002 2001	388,000 335,000 335,000	240,000 300,000 —	(2) (2)	133,000 — —	(3)	— 300,000 —	(5)	— — 11,186,000	(6)	9,900 9,900 37,200	(4)

Michael J. Kneeland Executive Vice President—Operations (from September 23, 2003)(7)	2003	239,000	176,000	(2)	—		—		—		1,500	(4)

(1)	Under SEC rules, perquisites and other personal benefits for an executive are not required to be reported, unless the amount exceeds the lesser of (i) $50,000 and (ii) 10% of the executive’s annual salary plus bonus. For this calculation, in accordance with SEC rules, we value perquisites based on the aggregate incremental cost to provide the perquisite taking into account any portion of such costs that the executive is required to pay or reimburse. In 2002, executives reimbursed us for personal use of aircraft in the following amounts: (i) Mr. Jacobs ($204,348); Mr. Hicks ($19,124); and Mr. Milne ($51,960).
(2)	The executive’s bonus was paid 50% in cash and 50% in stock (valued at the closing price on the date the bonus was approved).
(3)	Represents personal use of company aircraft valued, in accordance with SEC rules, based on the incremental cost to us of providing such perquisite.
(4)	The other compensation for each executive in 2003 included the following: (i) Mr. Jacobs ($1,500 matching contribution under our 401(k) plan and $8,050 for car allowance); (ii) Mr. Hicks ($1,500 matching contribution under our 401(k) plan and $8,400 for car allowance); (iii) Mr. Milne ($1,500 matching contribution under our 401(k) plan and $8,400 for car allowance); and (iv) Mr. Kneeland ($1,500 matching contribution under our 401(k) plan).
(5)	The options shown as having been granted to Messrs. Jacobs, Milne and Hicks in 2002 were originally granted in 1997 or 1998. The original grant of these options was reported in our proxy statement relating to our 1999 annual meeting. In April 2003, the compensation committee extended the expiration date of these options to April 10, 2013. The exercise price was not changed. For purposes of this compensation table, we have treated the extension of the term of the original options as the cancellation of the old options and the grant of new options with a different expiration date. These options are all vested. The exercise price of these options are as follows: (i) for the options held by Messrs. Jacobs and Milne, the exercise price is $21.9375 and (ii) for the options held by Mr. Hicks, the exercise price is $21.9375 for 225,000 options, $20.00 for 50,000 options and $15.00 for 50,000 options.

(6)	The number of shares of restricted stock awarded to each executive officer in 2001 was as follows: Mr. Jacobs (800,000 shares); Mr. Hicks (500,000 shares); and Mr. Milne (470,000 shares). The vesting requirements relating to such shares are described under “—Terms of Restricted Stock.” The dollar value shown in the table with respect to an executive represents the number of shares of restricted stock awarded to such executive times the closing price of our unrestricted common stock on the New York Stock Exchange on the date of grant. If such dollar values had been calculated based on the closing price as of December 31, 2003, the dollar value for each executive would be: Mr. Jacobs ($15,408,000); Mr. Hicks ($9,630,000); and Mr. Milne ($9,052,200). The shares of restricted common stock have the same dividend rights as our unrestricted common stock.
(7)	Mr. Kneeland was not an executive officer prior to being appointed Executive Vice President—Operations in 2003.

Terms of Restricted Stock

In June 2001, we granted the restricted stock awards shown in the table above. The original grant agreements provided that the restricted stock held by the executive would vest on the first to occur of the following: (1) the 10th anniversary of the grant date it the executive is then employed by us; (2) a “change of control” (as defined in the agreement) occurs; (3) the executive dies, retires at or after age 60, or is permanently disabled while employed by us; (4) we terminate the executive’s employment without cause (as defined in the agreement); (5) the executive resigns after we fail to nominate him to continue as a director; (6) the executive resigns after we reduce his duties, authority, title or compensation; (7) the executive resigns after we direct him to relocate or substantially increase his travel; (8) the executive resigns after Mr. Jacobs resigns and Mr. Jacobs’ resignation is for one of the reasons enumerated in the preceding three clauses or (9) the compensation committee advises the executive that his award has been accelerated.

In April 2003, as part of the compensation committee’s review of 2002 compensation, the compensation committee accelerated the vesting of 18.2% of the restricted stock held by Messrs. Jacobs and Milne (145,534 shares, in the case of Mr. Jacobs, and 85,501 shares, in the case of Mr. Milne). The compensation committee also approved the following new vesting triggers (subject to the lock-up agreement described below) for Messrs. Jacobs and Milne (in addition to those provided for in the original grant agreements as described above): (1) if the average closing price for our common stock is at least $15.00 for at least 20 consecutive trading days, a portion of the remaining unvested shares held by Messrs. Jacobs and Milne will vest (400,000 shares, in the case of Mr. Jacobs, and 235,000 in the case of Mr. Milne) and (2) if the average closing price for our common stock is at least $20.00 for at least 20 consecutive trading days, all remaining unvested shares held be Messrs. Jacobs and Milne will vest. The compensation committee also provided that, for all purposes related to vesting, Messrs. Jacobs and Milne will be considered to be “employed” by us as long as the executive is either an employee, director or consultant of or to our company or its subsidiaries. All of the shares of restricted stock held by Messrs. Milne and Jacobs have vested. However, pursuant to a lockup agreement, those shares that vested pursuant to the new vesting triggers described in the second preceding sentence may not be sold by the executive, without our consent, prior to January 1, 2005.

Options

The following table summarizes the number and value of all options held by the executive officers named in the Summary Compensation Table above. None of these officers were granted options or exercised options in 2003.

Value of Options at End of 2003

	Number of Securities Underlying Unexercised Options at Year End (1)		Value of Unexercised In-the-Money Options at Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Bradley S. Jacobs	2,650,000	—	9,892,625	—
Wayland R. Hicks	525,000	—	1,577,500	—
John N. Milne	450,000	—	1,023,375	—
Michael J. Kneeland	56,333	2,000	73,465	—

Certain Employment Arrangements

New Executive Employment Agreements

In December of 2003, Mr. Jacobs stepped down as our chief executive officer and was succeeded by Mr. Hicks. Mr. Milne, our president and chief financial officer, continued in his same positions. However, he assumed additional management responsibilities.

In view of the foregoing changes, the board directed a special committee of independent directors to review, among other things, the company’s compensation arrangements with Messrs. Hicks and Milne. Following completion of this process, the committee in 2004 approved a new three-year comprehensive compensation package for each of Mr. Hicks and Mr. Milne and, in connection therewith, a new employment agreement for each executive.

Certain information concerning these agreements and related compensation arrangements is set forth below.

Base Salary.    The base salary for each executive is $550,000 per annum. The compensation committee in its sole discretion may approve annual increases to base salary.

Right to Participate in Annual Incentive Compensation Plan.    We are submitting for stockholder approval the Annual Incentive Compensation plan described under “Proposal 2—Approval of Annual Incentive Compensation Plan.” This plan will allow our executives and other key employees to potentially earn annual incentive bonuses that will be based on achieving performance goals that will be established at the beginning of each year. The employment agreements provide that, subject to this plan being approved by our stockholders, each of Mr. Hicks and Mr. Milne will be eligible to participate in the plan each year, and the target bonus for each year after 2004 will not be less than the target bonus established for 2004. For information concerning the target bonus amounts established for 2004, see “Proposal 2—Approval of Annual Incentive Compensation Plan—New Plan Benefits.”

Awards Under Long-Term Incentive Plan.    We are submitting for stockholder approval the Long-Term Incentive Plan described under “Proposal 3—Approval of Long-Term Incentive Plan.” Subject to this plan being approved by our stockholders, each of Mr. Hicks and Mr. Milne was awarded 275,000 Units under this plan during 2004. For information concerning these Units, see “Proposal 3—Approval of Long-Term Incentive Plan—New Plan Benefits.”

Restricted Stock Units.    In 2004, Mr. Hicks and Mr. Milne were awarded 200,000 restricted stock units and 160,000 restricted stock units, respectively, under our 2001 Senior Stock Plan. Upon vesting,

these restricted stock units will be settled with shares of our common stock on a one-for-one basis. As a result, each restricted stock unit is essentially equivalent to a single share of our common stock.

The restricted stock units awarded to Mr. Hicks are scheduled to vest as follows: (i) 100,000 units will vest in three equal installments on January 1, 2005, July 1, 2005 and, January 1, 2006 and (ii) 100,000 units will vest on December 31, 2008. The restricted stock units awarded to Mr. Milne are scheduled to vest as follows: (a) 60,000 units will vest in three equal installments on January 1, 2005, July 1, 2005 and, January 1, 2006 and (b) 100,000 units will vest on December 31, 2008.

The vesting of the restricted stock units may be accelerated as follows:

•	Upon a “change of control” (as defined in the grant agreement) all units will immediately vest.

•	If we terminate an executive’s employment without Cause or he resigns for Good Reason (as such terms are defined in his employment agreement), then an “appropriate fraction” of each tranche of such executive’s unvested units will immediately vest. For purposes of the foregoing, the “appropriate fraction” means (i) the amount of time that elapsed from the grant date to the occurrence of the event triggering accelerated vesting divided by (ii) the total amount of time over which such units were scheduled to vest absent accelerated vesting. In the case of units that are scheduled to vest in more than one installment, each installment will be treated as a separate tranche for purposes of the foregoing and the calculation of the appropriate fraction will be made separately for each tranche as if such tranche were the only tranche.

•	Upon the death or disability of an executive, the units scheduled to vest in 2005 and 2006, but not the units scheduled to vest in 2008, will immediately vest.

Benefits.    Each executive is entitled to participate in the company’s group health insurance program, group life insurance program, supplemental life insurance program, group short-term and long-term disability plans, and any tax-qualified and nonqualified retirement plans that are generally made available to other senior executives of the company, and for so long as the company continues to maintain or otherwise make available a corporate aircraft, to make use of such aircraft in accordance with the company’s current policy regarding business and personal use by executive officers.

In addition, each executive is entitled to certain supplemental long-term disability coverage and/or supplemental life insurance coverage. However, the company is not required to expend more than $50,000 per annum per executive to provide all such coverage.

Scheduled Term.    The term of each agreement is scheduled to extend until December 31, 2008. Unless either party gives notice of non-renewal at least 60 day prior to the end of the then current term, the term will extend for successive one-year renewal periods.

Termination and Severance.    Under each of the agreements, we or the executive may at any time terminate the agreement, with or without cause. However, if we terminate an executive’s employment without Cause or he resigns for Good Reason (as such terms are defined in his employment agreement), we are required to pay him severance equal to 2.99 times the sum of his annual base salary at the time of termination plus the highest annual bonus paid to him in the preceding three years.

The term “Good Reason” is defined in each employment agreement and includes, among other things, (i) the assignment to the executive of any significant duties inconsistent with, or a material diminution of, his position, duties, titles, offices, responsibilities, or status with our company or his removal from his current positions or any failure to reelect him to his current positions, (ii) the failure to nominate the executive to serve as a director and, if he is then serving as chairman or vice chairman, the failure to appoint him to such position, or (iii) any termination of, or material amendment to, the Long-Term Incentive Plan by the company that adversely affects the ability of the executive to realize the full potential value of the Units issued to the executive in 2004 as described above (provided that resignation based upon such occurrence must occur within one year thereof).

Matters Relating to Change of Control.    Each employment agreement provides that all unvested stock options, shares of restricted stock and restricted stock units at any time granted to the executive will automatically vest upon a “change of control” (as defined in the agreement).

Each agreement also provides that if all or any portion of any payments or benefits which the executive is entitled to receive pursuant to the agreement, or pursuant to any other plan, arrangement or agreement in respect of our company or its affiliates, constitutes an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), he is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by him pursuant to Section 4999 of the Code. Any payment constituting an “excess parachute payment” would not be deductible by our company.

Retirement Benefits.    If Mr. Hicks retires after 2006, he is entitled to receive a lump-sum retirement payment equal to a specified multiple of the sum of his annual base salary at the time of retirement plus the highest annual bonus paid to him in the preceding three years. The specified multiple is 1.5 for retirement in 2007, 2.0 for retirement in 2008 and 2.5 for retirement thereafter. In addition for a specified period, he will continue to receive the benefits to which he was entitled to during the term of his employment. The specified period is 18 months for retirement in 2007, 24 months for retirement in 2008 and 30 months for retirement thereafter.

Other Executive Employment Arrangements

Mr. Kneeland is currently being paid base salary at the annual rate of $290,000. In addition, he (i) will be eligible to receive an annual bonus in 2004 under our Annual Incentive Compensation Plan and (ii) was awarded 35,000 Units under our Long-Term Incentive Plan in 2004, subject in each case to the plan being approved by our stockholders as described elsewhere herein. See “Proposal 2—Approval of Annual Incentive Compensation Plan” and “Proposal 3—Approval of Long-Term Incentive Plan.” If we terminate Mr. Kneeland’s employment without cause, we must continue to pay him his base salary for 12 months or, if earlier, until he accepts other employment.

Consulting Agreement

On December 15, 2003, Mr. Jacobs stepped down as our company’s chief executive officer. However, he continues to serve as chairman of our board of directors and a consultant to our company.

We have entered into a service agreement with Mr. Jacobs that governs the terms under which he will provide us with consulting services. This agreement supercedes all of his rights and benefits under his previous employment agreement. Certain information concerning this agreement is set forth below.

Services.    The agreement contemplates that Mr. Jacobs may be asked to devote up to 500 hours per year to providing services to the company as provided in the agreement. However, Mr. Jacobs may elect to reduce his time commitment, subject to a minimum of 50 hours per year, and in such event his consulting fee would be proportionately decreased.

Compensation and Benefits.    The agreement provides that, during the term of the agreement, Mr. Jacobs is entitled to: (i) a consulting fee of $250,000 per annum subject to downward adjustments as provided in the previous paragraph; (ii) continuation of his health insurance or the payment of such amount as is required for replacement insurance; (iii) $2,084 per month in lieu of benefits other than health insurance; (iv) substantially the same office, secretarial, administrative and information technology support that he received prior to stepping down as CEO; and (v) personal use of company aircraft in accordance with the company’s policy for such use by executive officers, subject to certain limits. In addition, for three years following the end of the term, Mr. Jacobs may make personal use of company aircraft, provided that (a) he reimburses the company for the incremental cost of such use and (b) such use shall be limited to a maximum of 100 hours of flight time per year (but any unused hours may be carried forward to subsequent years whether within or beyond the three-year period). For purposes of the agreement, “incremental cost” means the per hour variable cost associated with any use plus any repositioning charges.

Term.    The agreement provides for an initial term extending until December 15, 2006. Unless either party gives notice of non-renewal at least 30 days prior to the end of the then current term, the term will extend for successive one-year renewal terms.

Termination and Severance.    We or Mr. Jacobs may at any time terminate the agreement, with or without cause. However, if we terminate the agreement without Cause (as defined in the agreement) or Mr. Jacobs resigns for Good Reason (as defined in the agreement), then (i) we will be required to continue to provide Mr. Jacobs with the compensation and benefits provided for in the agreement until the scheduled end of the term as if there had been no early termination and (ii) the post-term aircraft benefits described above will commence upon the date the term was scheduled to end rather than the date of early termination.

The agreement also provides that if all or any portion of any payments or benefits which Mr. Jacobs is entitled to receive pursuant to the service agreement, or pursuant to any other plan, arrangement or agreement in respect of our company or its affiliates, constitutes an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), he is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by him pursuant to Section 4999 of the Code. Any payment constituting an “excess parachute payment” would not be deductible by our company.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information concerning our equity compensation plans as of December 31, 2003.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	7,743,253	$19.33	2,286,614
Equity compensation plans not approved by stockholders(1)	4,519,421	$21.27	446,285

	12,262,674		2,732,899

(1)	The plans that were not approved by our stockholders are our 1998 Supplemental Stock Option Plan and our 2001 Stock Plan. Only employees who are not officers or directors are eligible for awards under these plans. The 1998 Supplemental Stock Option Plan provides for the grant of stock options, and the 2001 Stock Plan provides for the award of equity and equity-based awards including stock options and shares of restricted stock. The maximum number of shares with respect to which options may be granted under the 1998 Supplemental Stock Option Plan is 5,600,000, and the maximum number of shares that may be awarded under the 2001 Stock Plan is 2,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee has ever been an officer or employee of our company or its subsidiaries. None of the members of our compensation committee had any relationship with our company in 2003 requiring disclosure under applicable rules of the SEC.

CERTAIN TRANSACTIONS

Mr. DeFeo is a director of our company. He is also chief executive officer and a director of Terex Corporation (“Terex”). We have from time to time purchased equipment from Terex and expect to do so in the future. We purchased approximately $85.2 million of equipment from Terex in 2003 and $52.3 million in 2002. The increase in 2003 primarily reflected Terex’s acquisition of one of our other suppliers towards the end of 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

The general purpose of the compensation committee is to aid the board in discharging its responsibilities relating to the oversight of executive officer and director compensation and the development of compensation policies that support the company’s business objectives. Each member of the committee is an independent director as defined by the rules of the NYSE.

The specific responsibilities of the committee are set forth in the committee’s charter. This charter can be found on the company’s web site at www.ur.com. The committee, among other things, is required to:

•	determine and approve the compensation of the CEO;

•	review and approve the compensation of the company’s other executive officers;

•	review and approve any incentive-compensation plan or equity-based plan for the benefit of executive officers; and

•	review and approve any employment agreement, severance arrangement or change in control arrangement for the benefit of executive officers.

In September of 2003, the board of directors appointed a special committee of independent directors to review executive compensation. The current members of the special committee are Messrs. Gross and Tsai. (Mr. Weyer, who is retiring from the board, was a member of the committee until March 2, 2004.) This special committee performed the functions of the compensation committee with respect to the matters discussed in this report and, accordingly, this report is signed by the members of special committee.

General Compensation Goals

The general goals of our compensation policies are to: (i) offer competitive compensation that will attract and retain the type of high caliber executives that the company requires in order to achieve its objectives, (ii) motivate executives to achieve the company’s business objectives and (iii) align the interests of executives with the interests of the company and its stockholders.

Compensation in 2003

In setting compensation levels for 2003, we reviewed, among other things, the company’s 2003 performance. We noted that the company’s net income, as adjusted to exclude specified items as described in the company’s Report on Form 10-K, decreased in 2003 from 2002. In assessing this performance, we took into account that the company’s results were negatively impacted by significant weakness in the company’s principal end markets. Specifically, private non-residential construction activity declined 5.2% in 2003, following a decline of 13.2% in 2002, and government spending on road and highway construction remained sluggish.

We also noted that, despite a difficult operating environment, the company realized accomplishments that should help position it for future growth and improved financial performance. These include: (i) increasing rental rates by 2.1%; (ii) increasing same-store rental revenues by 3.7%; and (iii) capturing market share with the addition of 200,000 new customers bringing the company’s total customer base to 1.9 million.

We also noted that, in the fourth quarter of 2003 and first quarter of 2004, the company succeeded in refinancing a substantial portion of its debt. This refinancing extended debt maturities and reduced interest expense. The company estimates that in 2004 this refinancing will reduce interest expense by about $30 million.

The compensation paid in respect of 2003 to each of the company’s executive officers included the following components as described above in this proxy statement: (i) base salary and (ii) a bonus. The bonus amount for each of Messrs. Jacobs, Hicks and Milne was reduced 20% from the prior year’s level, and the bonus amount for Mr. Kneeland was reduced 10%. The bonus for Messrs. Hicks, Milne and Kneeland was paid 50% in cash and 50% in stock. We established the total compensation for each executive based on our evaluation of a number of factors, including our review of the company’s performance described above and the executive’s position and responsibilities, service and accomplishments, value to the company and alternative opportunities.

Looking Forward

In December of 2003, Mr. Jacobs stepped down as the company’s CEO and was succeeded by Mr. Hicks. Mr. Milne, the company’s president and chief financial officer, continued in his same positions. However, he assumed additional corporate responsibilities.

In view of the foregoing, the board directed the special committee on compensation to review the company’s compensation arrangements with Messrs. Hicks and Milne. Following completion of this process, the committee concluded, among other things, that future annual bonuses should in large part be based on achieving pre-established objective performance criteria and a substantial amount of each executive’s overall compensation package should consist of a long-term component that is directly linked to earnings growth. In order to provide for this type of compensation, the committee has approved an Annual Incentive Compensation Plan and Long-Term Incentive Plan for the company. These plans, which are described elsewhere in this proxy statement, will be submitted for stockholder approval at the upcoming annual meeting.

The committee also approved new employment agreements for each of Messrs. Hicks and Milne. These agreements are intended to provide a three-year comprehensive compensation package to each executive. Each executive’s compensation package for the next three years includes (i) base salary, (ii) a potential annual bonus pursuant to the Annual Incentive Compensation Plan, (iii) a one-time award of units under the Long Term Incentive Plan and (iv) a one-time award of restricted stock units under the company’s 2001 Stock Plan. Because the foregoing compensation package is intended to cover a three-year period, we do not expect to award these executives additional performance units or equity-based compensation prior to the expiration of such three-year period. More detailed information concerning these compensation arrangements can be found in this proxy statement under “Executive Compensation—Certain Employment Arrangements.”

We established the total three-year compensation package for each executive based on our evaluation of a number of factors, including (i) the executive’s position and responsibilities, service and accomplishments, value to the company and alternative opportunities, (ii) the importance of maintaining continuity of management in view of the recent management succession, (iii) competitive compensation practices and (iv) the appropriate mix of short term, long-term and performance-based compensation.

Date of Report: April 8, 2004

Members of Special Committee

Michael S. Gross
Gerald Tsai, Jr.

REPORT OF THE AUDIT COMMITTEE

In connection with the audited financial statements contained in United Rentals’ 2003 Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with the company’s management;

•	discussed with Ernst & Young LLP, the company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards (“SAS”) 61, Communication with Audit Committees, as amended by SAS 90; and

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence; and

•	based on the foregoing review and discussions, recommended to the board of directors that the audited financial statements be included in the company’s 2003 Annual Report on Form 10-K.

Date of Report: March 15, 2004

Members of Audit Committee

Michael S. Gross
Gerald Tsai, Jr.

PERFORMANCE GRAPH

The following performance graph compares, during the period from December 31, 1998 to December 31, 2003, the cumulative total return of our common stock to the cumulative total return of (i) the Standard & Poor’s 500 Index and (ii) the Deutsche Bank U.S. Equipment Rental Index. The comparison in the graph assumes the investment of $100 in our common stock and the aforementioned indexes on December 31, 1998, and the reinvestment of all dividends.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2003 through December 31, 2003 all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis, except that Joseph B. Sherk, our corporate controller, filed a late form 4 relating to options for 18,750 shares awarded to him in November 2002 and 25,482 shares of restricted stock awarded to him in March 2003, and the Colburn Music Fund failed to file a Form 5 with respect to a donation of 945,000 shares to The Colburn School of Performing Arts in June 2003.

PROPOSAL 2

APPROVAL OF ANNUAL INCENTIVE COMPENSATION PLAN

General

As discussed above, in September 2003, the board appointed a special committee of independent directors to review executive compensation. This committee has approved a plan that provides the opportunity for executives and other key employees to earn incentive compensation in the form of annual bonuses based on the achievement of pre-established performance goals. This plan is called the “United Rentals, Inc. Annual Incentive Compensation Plan.” This plan is intended to (1) directly link annual bonus compensation to annual performance as measured by pre-established criteria, (2) further stimulate the efforts of our executives and other key employees on behalf of our company and (3) enhance our ability to attract and retain highly competent persons to serve our company. See “Compensation Committee Report on Executive Compensation.”

The plan is designed so that all compensation payable thereunder will be fully deductible by us under Section 162(m) of the Internal Revenue Code (the “Code”).

The committee’s approval of the plan was conditioned on our obtaining stockholder approval for the plan. We are asking you to approve the plan at the meeting. If you approve the plan, the plan will be effective as of January 1, 2004.

Additional Information Concerning the Annual Incentive Compensation Plan

We have summarized below certain key provisions of the plan. This summary may not contain all the information that is important to you. Before you decide how to vote, you should review the entire plan. A copy of the plan is included as Appendix B.

Administration

The plan will be administered by the compensation committee of the board and/or any special committee of the board with responsibilities relating to executive compensation. Each member of any committee that administers the plan (the “Committee”) must be an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” under the rules of the New York Stock Exchange.

The Committee will have full power and authority, subject to the provisions of the plan, to among other things: (1) select the employees of the company that will participate in the plan; (2) establish target bonus amounts and performance goals; (3) make all determinations it deems necessary in the administration of the plan, including determinations with respect to the achievement of performance goals; and (4) interpret and construe the terms of the plan.

Eligibility

Participation in the plan during each performance period will be limited to those executives and other key employees who, in the Committee’s judgment, have contributed, or have the capacity to contribute, in a substantial measure to the successful performance of the company during the period. Subject to the foregoing, the Committee will select the executives and other key employees of the company that will participate in the plan each performance period.

Performance Period

For purposes of the plan, a “performance period” is each year or any other period designated by the Committee.

Determination of Bonus Amount

The Committee will establish for each participant for each performance period: (i) a target bonus amount; (ii) a maximum bonus amount (subject to the limitations described below); (iii) one or more target performance goals and, if there is more than one goal, the percent of the bonus that is linked to each goal; (iv) the percent of the target bonus amount that will be earned at different performance levels; and (v) threshold performance levels that must be achieved for any bonus amount to be paid. The foregoing matters will be established within 90 days of the beginning of the performance period or, in the case of a performance period that is not a year, before 25% of the period has elapsed.

Following the end of the performance period, the Committee will determine the extent to which the target performance goals applicable to a participant have been achieved. If the goals have been achieved at the 100% level, then the participant’s bonus amount would equal the target bonus amount that was established at the beginning of the period. If the goals have been exceeded or not fully achieved, then the bonus amount would be increased or decreased, as the case may be, in accordance with the criteria that were established at the beginning of the period. However, (1) the maximum bonus amount will in no event exceed the maximum bonus amount established at the beginning of the period and (2) no bonus amount will be paid if the threshold performance levels established at the beginning of the period have not been satisfied.

Limitation on Annual Bonus Amount

The maximum bonus amounts for 2004 has been fixed at 150% of base salary for Messrs. Hicks and Milne and 125% of base salary for Mr. Kneeland. The maximum bonus amounts for future periods will be fixed by the Committee. However, in no event may the bonus amount paid to any participant for any year exceed the greater of (1) 200 percent of such participant’s base salary as of the first day of the year or other performance period (not to exceed $2,000,000 for any year) or (2) one percent of the company’s earnings before income taxes for the year as reported in the company’s audited consolidated financial statements but before taking into account (a) any losses from discontinued operations, (b) extraordinary gains losses or (c) the cumulative effect of accounting changes.

Performance Goals

The performance goals for each participant will be established by the Committee for each performance period. For Covered Employees as defined in the plan (which includes Messrs. Hicks and Milne), the performance goals are limited to nondiscretionary and objective financial or other performance measures, based solely on one or more of the following business criteria as established by the Committee: (1) net income, earnings per share, pre-tax income, operating income, operating cash flow, return on invested capital, customer satisfaction, revenue growth, or credit quality (or any of the foregoing adjusted to exclude or include specified items as the Committee determines is appropriate to measure performance); and/or (2) objective individual performance, taking into account individual goals and objectives.

Term, Termination and Amendment

The plan has a scheduled term of five years from its effective date. However, the board may elect to terminate the plan earlier.

The Committee may amend the plan at any time, provided that no amendment will be effective prior to approval by the company’s stockholders to the extent such approval is required by Section 162(m) of the Code or otherwise required by law.

New Plan Benefits

The Committee has designated Messrs. Hicks, Milne and Kneeland to participate in the plan in 2004. The target bonus amount for each executive has been fixed at 100% of base salary. The maximum bonus amount for Messrs. Hicks and Milne has been fixed at 150% of base salary, and the maximum bonus amount for Mr. Kneeland has been fixed at 125% of base salary. Because payment of bonus amounts under the plan for any year (or shorter performance period) is contingent on the achievement of the pre-established performance goals as of the end of the year or performance period, we cannot currently determine the amounts, if any, that will be payable for 2004 or in the future.

Vote Required

Approval of the Annual Incentive Compensation Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against approval, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The special compensation committee of the board of directors recommends a vote “FOR” approval of the United Rentals, Inc. Annual Incentive Compensation Plan (designated as Proposal 2 on the enclosed proxy card).

PROPOSAL 3

APPROVAL OF LONG-TERM INCENTIVE PLAN

General

As discussed above, in September 2003, the board appointed a special committee of independent directors to review executive compensation. This committee has approved a plan that will allow our key employees to potentially earn incentive compensation that will be based on growth in our EPS as Adjusted (as defined below) over several years. This plan is called the “United Rentals, Inc. Long-Term Incentive Plan.” This plan is intended to (1) directly link compensation to long-term performance as measured by growth in EPS as Adjusted, (2) further stimulate the efforts of our executives and other key employees on behalf of our company and (3) enhance our ability to attract and retain highly competent persons to serve our company. See “Compensation Committee Report on Executive Compensation.”

The plan is designed so that all compensation payable thereunder will be fully deductible by us under Section 162(m) of the Internal Revenue Code (the “Code”).

The committee’s approval of the plan was conditioned on our obtaining stockholder approval for the plan. We are asking you to approve the plan at the meeting. If you approve the plan, the plan will be effective as of January 1, 2004.

Additional Information Concerning the Long-Term Incentive Plan

We have summarized below certain key provisions of the plan. This summary may not contain all the information that is important to you. Before you decide how to vote, you should review the entire plan. A copy of the plan is included as Appendix C. Unless otherwise indicated, capitalized terms in the summary below have the meanings given in the plan.

Administration

The plan will be administered by the compensation committee of the board and/or any special committee of the board with responsibilities relating to executive compensation. Each member of any committee that administers the plan (the “Committee”) must be an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” under the rules of the New York Stock Exchange.

The Committee will have full power and authority, subject to the provisions of the plan, to among other things: (1) determine the key employees of the Company who will receive awards; (2) determine the number of performance units to be awarded to each participant; (3) make all determinations it deems necessary in the administration of the plan; and (4) interpret and construe the terms of the plan.

Eligibility

Only those key employees who, in the Committee’s judgment, will have a significant impact on the success of our business will be eligible to participate in the plan. Subject to the foregoing, the Committee will select the key employees who will receive awards under the plan.

Award of Units

The plan allows the Committee to award units (“Units”) to key employees selected by the Committee. The number of Units to be awarded each participant will be determined by the Committee.

However, the following limitations apply: (1) no more than 1,600,000 Units in the aggregate may be awarded over the life of the plan and (2) no more than 500,000 Units may be awarded to any one participant over the life of the plan.

Value of Units

The value of each Unit will initially be zero. Each year the Units will increase or decrease in value depending on the level of that year’s EPS as Adjusted relative to EPS as Adjusted for the year immediately preceding the year during which such Units were granted (the “Base Year”). For example, for Units awarded in 2004, the Base Year is 2003, and the change in the value of the Units each year will depend on the level of EPS as Adjusted each year relative to EPS as Adjusted in 2003.

The increase or decrease in the value of each Unit each year will be calculated as follows:

A.    If the EPS as Adjusted for the year is greater than Base Year EPS as Adjusted, then on the last day of the year the Unit will increase in value by an amount equal to (i) the closing price of the Company’s common stock as of the last day of the Base Year (which was $19.26 for 2003) multiplied by (ii) 80 percent of the percentage by which EPS as Adjusted for the year exceeds Base Year EPS as Adjusted. Notwithstanding the foregoing, if the EPS as Adjusted for a year is less than 105 percent of the EPS as Adjusted for the immediately preceding year, the amount of the increase will be zero.

B.    If the EPS as Adjusted for the year is less than Base Year EPS as Adjusted, then on the last day of the year the Unit will decrease in value by an amount equal to (i) the closing price of the Company’s common stock as of the last day of the Base Year (which was $19.26 for 2003) multiplied by (ii) 80 percent of the percentage by which EPS as Adjusted for the year is less than Base Year EPS as Adjusted.

The foregoing calculation will be made as of the last day of each year. All increases and decreases in Unit value in accordance with the foregoing formula will cumulate (subject to the limitation described below and provided that upon vesting the value will never be less than zero). The cumulative amount so determined as of the last day of any year is referred to as the Cumulative Unit Value of such Unit as of such date.

Each time Units are awarded, the Committee will establish a maximum cumulative value for those particular Units. In no event, will the value of any Units exceed the maximum value established for such Units.

Term of Units and Vesting Requirements

The Units awarded in 2004 have a three-year term and are scheduled to expire on December 31, 2006. Any Units awarded in subsequent years will have such term as is fixed by the Committee, but the maximum term may not exceed five years.

Each Unit when issued will not be vested. The scheduled vesting date for each Unit will be the last day of its term. However, a participant’s Units will immediately vest in the event of: (1) his death or disability, (2) termination of his employment without Cause or his resignation for Good Reason, (3) the occurrence of certain specified events that interfere with the intended operation of the plan and a determination by the Committee that it is unable to make the adjustments required to continue the operation of the plan as intended or (4) termination of the plan by the board.

If a participant ceases to be an employee of the company, he will forfeit all his unvested Units (other than any Units that may vest as a result of the termination of his employment as described above).

Payment of Units

Upon the vesting of a Unit (unless the holder makes a timely election to defer payment in whole or in part), the holder will be paid the Cumulative Unit Value of such Unit calculated as of the applicable valuation date. The applicable valuation date will be determined as follows:

A.    If the vesting occurs on the last day of a year, then the applicable valuation date is the vesting date.

B.    If the vesting occurs prior to July 1 in any year, then the applicable valuation date is the last day of the year immediately preceding the year during which the vesting occurs.

C.    If the vesting occurs after July 1 in any year, then the applicable valuation date is the last day of the year during which the vesting occurs. Notwithstanding the foregoing, if the vesting is due to the occurrence of certain specified events that interfere with the intended operation of the plan, then the applicable valuation date will be determined as provided in paragraph B above.

At least 50% of the amount due in respect of a Unit must be paid in cash. Subject to this limitation, the Committee, in its discretion, may determine to pay the amount due with respect to a Unit in cash or common stock of the company or any combination thereof. For purposes of the foregoing, the common stock will be valued based on its closing price as of the vesting date.

Calculation of EPS As Adjusted

EPS as Adjusted for any year is defined for purposes of the plan as the company’s Earnings as Adjusted (as defined below) for such year divided by the number of shares of common stock used to determine the company’s fully diluted earnings per share for that fiscal year, as reported in the company’s audited consolidated financial statements for the fiscal year. For 2003, EPS as Adjusted for purposes of the plan was $0.75.

Earnings as Adjusted means: (a) for any year, the consolidated net income of the company prepared in accordance with generally accepted accounting principles applied on a consistent basis, as reported in the company’s audited consolidated financial statements for that year, adjusted on an after-tax basis to exclude (i) non-cash goodwill write-offs, (ii) extraordinary gains and losses, (iii) charges related to debt refinancings (including any write-off of previously capitalized financing costs, call premiums or tender premiums, write-off of debt discounts, and other fees and expenses), (iv) any item of nonrecurring gain or loss (as determined by the Committee in good faith) in excess of $2,000,000 (whether or not included in operating income for purposes of generally accepted accounting principles and including gains and losses from the divestiture of businesses or assets other than equipment sales in the normal course of business), (v) any charges for the vesting of restricted stock granted to executive officers in 2001 as described in the company’s proxy statements, and (vi) any gain or loss from the repurchase or repayment of outstanding debt or the Company’s 6.5% convertible quarterly income preferred securities (i.e., QUIPS); and (b) for 2003, Earnings as Adjusted also excludes charges attributable to (y) the buyout of operating leases in the fourth quarter and (z) the after-tax write-off of $6.6 million of notes receivable in the fourth quarter. If a change in control, change in accounting principles or other fundamental change should make Base Year EPS as Adjusted not comparable to any subsequent year’s EPS as Adjusted, the Committee is required to make such adjustments to the definition of Earnings as Adjusted and/or EPS as Adjusted as shall be equitable and appropriate to restore comparability.

Term of Plan, Termination and Amendment

No Units may be awarded after 2013, and the term of Units may not extend beyond December 31, 2017.

The board may elect to terminate the plan at any time. In addition, the Committee may amend the plan at any time, provided that no amendment will be effective prior to approval by the company’s stockholders to the extent such approval is required by Section 162(m) of the Code or otherwise required by law.

New Plan Benefits

The table below show the Units that were awarded in 2004 to (i) each of our executive officers on an individual basis and as a group and (ii) all other key employees as a group. The maximum value for these Units has been fixed at $48.50 per Unit. Because the award of Units is within the discretion of the Committee, we cannot determine the number and value of Units to be granted in the future.

The Units awarded to Messrs. Hicks and Milne are part of a comprehensive three-year compensation package that was put in place for these executive in 2004. The Committee does not expect to award additional Units to these executives during this three-year period. See “Compensation Committee Report on Executive Compensation.”

Name and Principal Position	Dollar Value	Number of Units
Wayland R. Hicks Chief Executive Officer	(1)	275,000

John N. Milne President and Chief Financial Officer	(1)	275,000

Michael Kneeland Executive Vice President—Operations	(1)	35,000

All executive officers as a group	(1)	585,000

Key employees who are not executive officers as a group	(1)	215,000

(1)	The dollar value of Units granted in 2004 is not presently determinable because such value will depend on the future performance of the company. If these Units had been granted in 2003, using 2002 as the Base Year, the dollar value of each Unit at the end of 2003 would have been zero, since EPS as Adjusted for 2003 is less than 105% of EPS as Adjusted for 2002.

Vote Required

The Long-term Incentive Plan is being submitted for stockholder approval, among other reasons, to satisfy the requirements of the New York Stock Exchange. Under the rules of the New York Stock Exchange, the proposal to approve the plan will be considered approved if (1) the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal and (2) a majority of the votes cast are in favor of approval. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such approval, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether this matter has been approved.

The special compensation committee of the board of directors recommends a vote “FOR” approval of the United Rentals, Inc. Long-Term Incentive Plan (designated as Proposal 3 on the enclosed proxy card).

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

Our board of directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2004, subject to ratification by the stockholders. Ernst & Young LLP has audited the financial statements of our company since our inception.

In the event that the stockholders fail to ratify this reappointment, other certified public accountants will be considered upon recommendation of the audit committee. Even if this reappointment is ratified, our board of directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the board believes that such a change would be in the best interest of our company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the annual meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Information Concerning Fees Paid to Our Auditors

Set forth below is certain information concerning fees billed to us by Ernst & Young LLP in respect of services provided in 2003 and 2002. As indicated below, in addition to auditing and reviewing our financial statements, Ernst & Young LLP provided us with other services in 2003 and 2002. The audit committee has determined that the provision of these other services is compatible with maintaining the independence of Ernst & Young LLP.

Audit Fees.    Audit fees consist of fees paid for the audit of our annual financial statements, review of the financial statements included in our reports on forms 10-Q, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. The aggregate audit fees billed to us by Ernst & Young LLP for services rendered to us in fiscal years 2003 and 2002 were $2,657,000 and $2,797,000, respectively.

Audit Related Fees.    Audit related fees consist of fees for services, other than the services described under “Audit Fees,” that are reasonably related to the audit of our annual financial statements and review of the financial statements included in our Reports on form 10-Q. The aggregate audit related fees billed to us by Ernst & Young LLP for services rendered to us in fiscal years 2003 and 2002 were $285,000 and $131,000, respectively. These fees were primarily for (i) Sarbanes-Oxley Section 404 assistance and services related to the company’s employee benefit plans in 2003 and (ii) services related to the company’s employee benefit plans in 2002.

Tax Fees.    Tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning. The aggregate tax fees billed to us by Ernst & Young LLP for services rendered to us in fiscal years 2003 and 2002 were $585,000 and $1,992,000, respectively. The tax fees included (1) tax return preparation fee for the fiscal year 2002 in the amount of $540,000 (no such fees were incurred in fiscal 2003), (2) tax planning fees in fiscal years 2003 and 2002 in the amount of $235,000 and $654,000, respectively, and (3) fees for human resource tax consulting projects in fiscal years 2003 and 2002 in the amount of $350,000 and $798,000, respectively.

All Other Fees.    There were no other fees in 2003 or 2002.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The charter of the audit committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934. The Audit Committee pre-approved all auditing services and permitted non-audit services rendered by Ernst & Young LLP in 2003.

The audit committees policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the audit committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The audit committee has delegated its pre-approval authority to each member of the committee acting alone, provided that any pre-approval by an individual member is required to be reported to the full committee at its next scheduled meeting.

Voting

Ratification of the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2004 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The board of directors recommends that you vote FOR such ratification (designated as Proposal 4 on the enclosed proxy card).

PROPOSAL 5

STOCKHOLDER PROPOSAL CONCERNING BOARD INDEPENDENCE

United Rentals has been advised that the Sheet Metal Workers’ National Pension Fund, which is the beneficial owner of 7,500 shares of our common stock, intends to present the proposal set forth below at the annual meeting. The address of the Sheet Metal Workers’ National Pension Fund is 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314.

The proposal and supporting statement of the Sheet Metal Workers’ National Pension Fund is set forth below.

The board of directors of United Rentals does not support this stockholder proposal for the reasons set forth in its Statement in Opposition that immediately follows this stockholder proposal. Accordingly, the board of directors recommends that you vote AGAINST this proposal.

Stockholder Proposal

RESOLVED:    Shareholders of United Rentals, Inc. (“United Rentals” or the “Company”) urge the Board of Directors (the “Board”) to adopt a policy of nominating independent directors who, if elected by the shareholders, would constitute two-thirds of the Board. For the purpose of this resolution, a director will not be considered independent if he or she is, or in the past five years has been:

•	employed by the Company or an affiliate in an executive capacity;

•	an employee or owner of a firm that is one of the Company’s or its affiliate’s paid advisers or consultants;

•	employed by a significant customer or supplier;

•	party to a personal services contract with the Company, its chairman, CEO or other executive officer or any affiliate of the Company;

•	an employee, officer or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or one of its affiliates;

•	a relative of an executive of the Company or one of its affiliates;

•	part of an interlocking directorate in which the CEO or other executive officer of the Company serves on the board of another Company that employs the director.

Supporting Statement of Stockholder

The above resolution is based on a definition of director independence that was developed by the Council of Institutional Investors, an organization of more than 130 pension funds with over $2 trillion in assets. This proposal seeks to establish a level of independence that we believe will promote clear and objective decision-making in the best interest of all shareholders.

The United Rentals’ Board falls short of the level of director independence proposed in this resolution. Four of our Company’s directors—Bradley Jacobs, Wayland Hicks, John Milne, and John McKinney—are current or former executives of our Company. One outside director, Ronald DeFeo, is the CEO of the Terex Corporation. In 2002, the Terex Corporation sold over $52 million in equipment to our Company.

In our view, the slate of directors that the Board has nominated for election at the 2004 annual stockholders meeting is significantly less than two-thirds independent. While the Company has adopted a standard of independence for the nomination of future directors as vacancies occur, we believe the Board should consist of a substantial majority of independent directors as soon as possible. By supporting our proposal, we believe shareholders can send a strong message urging the Board to accelerate these efforts.

Leading business organizations have supported requiring a substantial majority of independent directors. According to the Business Roundtable’s Principles of Corporate Governance, “a substantial majority of directors of the board of a publicly owned corporation should be independent of management.” The Conference Board’s Commission on Public Trust and Private Enterprise states: “Boards must be composed of qualified individuals, a substantial majority of whom are free from disqualifying conflicts of interest.”

For these reasons, please vote FOR this proposal.

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The board has evaluated the foregoing proposal and believes that it is not in the best interests of the company and its stockholders for the reasons set forth below.

The New York Stock Exchange (“NYSE”) recently adopted, and the SEC approved, new corporate governance rules. The new rules address, among other things, director independence. Specifically, the rules require that a majority of a company’s directors be independent and that each member of the audit committee, compensation committee and nominating committee be independent. The rules also set forth criteria for assessing independence. The effective date of the new rules with respect to our company is May 20, 2004, the date of our upcoming annual meeting.

We currently have six independent directors and five non-independent directors. However, one of our independent directors is retiring from the board and will not be standing for re-election. We are in the process of recruiting an additional independent director and will appoint this additional director prior to the upcoming annual meeting. As of the annual meeting date, we will continue to have a majority of independent directors and be in full compliance with the rules of the NYSE. In addition, each member of the audit committee, compensation committee and nominating committee will be independent.

We agree with the stockholder proposal that it is important to establish specific independence criteria. Accordingly, we apply the following independence criteria in addition to the minimum standards required by the NYSE. A director is not considered by us to be independent if he or she is or, in the past three years, has been:

•	employed by the company or any of its affiliates;

•	an employee or owner of a firm that is one of the company’s or its affiliates’ paid advisors or consultants (unless the company’s relationship, or the director’s relationship, with such firm does not continue after the director joins our board and the company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the company or the chairman, CEO or other executive officer of the company or any of its affiliates;

•	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the company or any of its affiliates;

•	part of an interlocking directorate in which the CEO or other executive of the company serves on the board of a third-party entity (for-profit or not-for-profit) employing the director.

The criteria that we use for assessing independence are as stringent as, or more stringent than, the criteria suggested by the stockholder proposal, with the following two exceptions:

A.  The stockholder proposal requires a five year “look-back” period. We instead require a three year look-back period. This is consistent with the new NYSE rules which uses a three-year look-back period in assessing independence.

B.  The stockholder proposal provides as an absolute rule that a director is not independent if he or she was, during the look-back period, an employee or owner of a firm that is one of the company’s or its affiliates’ paid advisors or consultants. We generally agree with this concept. However, we believe that it is appropriate to provide an exception for non-material or de minimis transactions, provided that the relationship does not continue after the person becomes a director. Accordingly, we provide for an exception if the annual payments to the firm in question did not exceed 1% of such firm’s revenues in any year.

We believe that with respect to the foregoing two points of difference the stockholder proposal adds restrictions without providing additional benefits and unnecessarily limits our ability to recruit the best qualified directors to our board.

The stockholder proposal also suggests that we go beyond the requirements of the NYSE and have two-third of our directors be independent instead of the majority required by the NYSE.

We agree with the goal of exceeding the NYSE majority independence requirement. Accordingly, we have a adopted a policy of generally filling future vacancies on our board with independent directors until at least two-thirds of our directors are independent. See “Corporate Governance Matters—Director Independence.”

We only differ with the stockholder proposal with regard to timing. In order to implement the stockholder proposal, we would be required to remove certain current non-independent directors from the board and/or significantly enlarge the board and rapidly recruit new directors. We believe that this approach is not advisable for several reasons: (i) the removal of current non-independent directors from the board would deprive us of the services of highly qualified individuals that have an in-depth knowledge of our company and industry that would be difficult or impossible to replace; and (ii) the need to rapidly recruit several additional new directors at one time could make it difficult for us to identify and recruit the best qualified candidates.

For these reasons, and considering that we will satisfy the majority independence requirement of the NYSE, we believe that it is preferable to add independent directors in an orderly manner as we fill vacancies.

For the reasons discussed, the board of directors recommends that you vote AGAINST the stockholder proposal set forth above.

Voting

Approval of the foregoing stockholder proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

PROPOSAL 6

STOCKHOLDER PROPOSAL CONCERNING FUTURE SEVERANCE AGREEMENTS

United Rentals has been advised that Amalgamated Bank LongView MidCap 400 Index Fund, which is the beneficial owner of 17,541 shares of our common stock, intends to present the proposal set forth below at the annual meeting. The address of Amalgamated Bank LongView MidCap 400 Index Fund is 11-15 Union Square, New York, NY 10003.

The proposal and supporting statement of Amalgamated Bank LongView MidCap 400 Index Fund is set forth below.

The board of directors of United Rentals does not support this stockholder proposal for the reasons set forth in its Statement in Opposition that immediately follows this stockholder proposal. Accordingly, the board of directors recommends that you vote AGAINST this proposal.

Stockholder Proposal

RESOLVED:    The shareholders of United Rentals, Inc. urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; change in control agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

Supporting Statement of Stockholder

United Rentals has entered into certain severance agreements, commonly known as “golden parachutes,” that provide cash compensation to its most senior executives if they are terminated for good cause, if they leave for good reason, if the Company breaches their employment agreement, or if they die or become disabled.

In our view, these agreements were quite generous. United Rentals’ agreement with former CEO Bradley S. Jacobs promised a lump sum equal to 13.51 times his current base salary plus his highest bonus in the preceding three years (worth $11.95 million, based on 2002 figures) plus additional benefits. A similar agreement for President John N. Milne contemplated a multiple of five times base pay plus bonus. Moreover, these agreements promised Mr. Milne and Chief Operating Officer Wayland R. Hicks approximately ten times their base pay plus bonus if they were terminated or were to leave for good reason within 90 days after Mr. Jacobs were to leave for good reason.

As it turned out, Mr. Jacobs’ recent departure did not trigger payments under his agreement or the agreements relating to his departure that involved Messrs. Milne and Hicks. Mr. Milne’s base-pay-plus-bonus-times-five agreement remained in effect until very recently.

These agreements seem disproportionate, given United Rentals’ performance in recent years. In September 2003 the Council of Institutional Investors placed United Rentals on its “focus list” of companies that have underperformed their respective S&P index as well as their peer groups over one-, three- and five-year periods.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive’s salary and bonus. A shareholder approval requirement may induce restraint when parties negotiate such agreements, and we believe that restraint is needed at United Rentals.

As it may not always be practical to obtain prior shareholder approval, United Rentals should have the option, in implementing this proposal, to seek approval after the material terms of the agreement are reached. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

We urge you to vote FOR this proposal.

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The board has evaluated the foregoing proposal and believes that it is not in the best interests of the company and its stockholders for the reasons set forth below.

Before addressing the policy issues raised by the stockholder statement, we believe it important to clarify certain factual matters. The statement describes various severance arrangements that we previously entered into. This may leave the impression that one or more of these arrangements are currently in effect. In fact, these arrangements are no longer in effect and no payments under them have been made.

The severance arrangements that are described in the stockholder statement were originally entered into by us in 1999, when we were an early stage company. These arrangements reflected the substantial personal capital that the founder executives had invested in starting the company and their success in transforming the company from a startup to the industry leader in little more than a year. The arrangements that are currently in place, and which entirely supercede the old arrangements, provide for substantially reduced severance in accordance with our new policy on severance described below. See “Executive Compensation Arrangements—Certain Employment Arrangements.”

We have adopted a policy of limiting “severance benefits” for executive officers to a maximum of 2.99 times the sum of the executive’s annual base salary at the time of termination plus the highest annual bonus paid to him in the preceding three years (unless stockholder approval is obtained). For purposes of this policy “severance benefits” include all amounts that are paid upon severance and the present value of any benefits that continue after severance. However, “severance benefits” do not include the value of any equity-based awards or performance units that may vest upon severance, provided such vesting is limited in accordance with the following criteria:

A.  If the accelerated vesting of an executive’s equity-based awards is triggered by termination without cause or resignation for good reason, only a pro rata portion of the executive’s equity-based awards should vest on an accelerated basis. The pro rata portion will generally be calculated based on the time elapsed from the grant date relative to the full length of the scheduled vesting period. The foregoing limitation does not apply to vesting in the event of a change of control.

B.  In the event of the accelerated vesting of an executive’s performance units, the amount of the payout should be limited to the value of the units at the time of vesting (except that if vesting occurs after half the year has elapsed the value will be calculated as of the end of the year). The potential increase in the value of the units in subsequent years should not be paid.

C.  If the accelerated vesting relates to an award under any compensation plan that is submitted for stockholder approval in the future, the plan submitted for stockholder approval should set forth the circumstances under, and extent to which, vesting may be accelerated based upon a change of control or termination of employment.

In addition, “severance benefits” do not include any tax gross-up relating to “excess parachute payment” (as defined in Section 280G of the Code) to which Messrs. Hicks and Milne are currently entitled as described under “Executive Compensation—Certain Employment Arrangements—New Executive Employment Agreements.” The foregoing exclusion was deemed appropriate to grandfather contractual rights that were granted prior to our adopting the new policy. If the company enters into any new tax gross-up arrangement with any other executive officers, any payment relating to the tax gross-up would be considered a severance benefit for purposes of the policy.

Our severance policy is substantially the same as the policy suggested by the stockholder proposal, except for the items that we exclude from the definition of “severance benefits” as described above. We believe that these exclusions are reasonable and appropriate to give us the flexibility to offer a compensation package that is competitive given current compensation practices. We further believe that without these exclusions we would be at a disadvantage in attracting and retaining the high caliber executives that we require.

We recognize that the stockholder proposal would not preclude us from offering any severance we deem appropriate, provided we either obtain advance stockholder approval or condition the arrangement on subsequent stockholder approval. However, we believe that it would be difficult to recruit executives based on a conditional offer and that we would be at a significant disadvantage relative to companies that could offer an immediate agreement.

For the reasons discussed, the board of directors recommends that you vote AGAINST the stockholder proposal set forth above.

Voting

Approval of the foregoing stockholder proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

OTHER MATTERS

The board of directors of our company does not know of any matter to be presented for action at the meeting other than the proposals described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the board of directors’ recommendations.

APPENDIX A

UNITED RENTALS, INC.

AUDIT COMMITTEE CHARTER-EFFECTIVE APRIL 1, 2004

Purpose

The purposes of the Audit Committee (the “Committee”) are to:

1. assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the Company’s compliance with legal and regulatory requirements; and

2. prepare the report required by the rules of the Securities Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement and any other reports that the rules of the Commission may require of a company’s audit committee.

Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange and, in addition, shall meet the independence requirement of Section 10A(m)(3) of the Securities Exchange Act of 1934. Each member of the Committee shall be financially literate as determined by the Board. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board shall appoint the members of the Committee and may replace the members of the Committee.

If any member of the Committee simultaneously serves on the audit committee of more than three public companies, then the Board must determine that such simultaneous service does not impair the ability of the member to effectively serve on the Committee and disclose such determination in the Company’s Proxy Statement to the extent required by the Rules of the NYSE.

Operation of Committee

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Committee shall annually review the Committee’s own performance.

Committee Authority and Responsibilities

The Committee shall have the sole authority to: (1) appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and (2) approve compensation arrangements for the independent auditor.

The Committee shall be directly responsible for the oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

The Committee is empowered to investigate any matter brought to its attention with full access to all books, records and facilities of the Company.

The Committee, to the extent it deems necessary or appropriate, shall perform the following additional duties and responsibilities:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis.

3. Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

4. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

5. Review and discuss periodically reports from the independent auditor on:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management and the independent auditor the effect on the Company’s financial statements of regulatory and accounting initiatives.

6. Discuss with management and the independent auditor the Company’s off-balance sheet structures and liabilities and their effect on the Company’s financial statements.

7. Periodically review with management its evaluation of the Company’s internal control structure and procedures for financial reporting, and periodically review management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

8. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Oversight of the Company’s Relationship with the Independent Auditor

10. Review and evaluate the lead partner of the independent auditor team.

11. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

12. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

13. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14. Ensure the rotation of the audit partners as required by law.

15. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

16. Review the significant reports to management prepared by the internal auditing department and management’s responses.

17. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

19. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

APPENDIX B

UNITED RENTALS, INC.

ANNUAL INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of the Annual Incentive Compensation Plan (the “Plan”) is to advance the interests of United Rentals, Inc. (the “Company”) by rewarding selected senior executives of the Company for their significant contributions to the growth, profitability and success of the Company from year to year.

The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan shall be administered and construed in a manner consistent with such intent.

Subject to approval by the Company’s stockholders, the Plan shall be effective as of January 1, 2004.

ARTICLE II

DEFINITIONS

2.1 Award: The amount due a Participant under the Plan for a Performance Period, as determined by the Committee.

2.2 Board: The Board of Directors of the Company.

2.3 Business Unit: A division or line of business of the Company.

2.4 Code: The Internal Revenue Code of 1986, as amended; references to particular provisions of the Code shall include any amendments thereto or successor provisions and any rules and regulations promulgated thereunder.

2.5 Committee: The Compensation Committee of the Board (or a special committee of the Board with responsibilities relating to executive compensation), which shall be comprised of at least two or more individuals who qualify as “outside directors” within the meaning of Section 162(m) of the Code and as “independent directors” under the Corporate Governance Rules of the New York Stock Exchange.

2.6 Company: United Rentals, Inc., a Delaware corporation, or any successor thereto and each Subsidiary.

2.7 Covered Employee: The Chief Executive Officer of the Company and any other Participant determined by the Committee to be a “covered employee” within the meaning of Section 162(m) of the Code whose “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) for any year is expected to exceed $1,000,000.

2.8 Disability: Disability, as defined in a Participant’s employment agreement with the Company, if any, or, absent an agreement, the Participant’s inability to perform his or her material duties due to illness, physical or mental disability or other incapacity, as evidenced by a written statement of a physician licensed to practice in any state in the United States mutually agreed upon by the Company and the Participant, which disability or other incapacity continues for a period in excess of 180 days in any 12-month period.

2.9 Exchange Act: The Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

2.10 Participant: For any Performance Period, an executive or other key employee of the Company designated by the Committee to participate in the Plan.

2.11 Performance Goal:

2.11.1 For any Participant who is a Covered Employee, a nondiscretionary and objective financial or other performance measure established in writing by the Committee, based solely on one or more of the following business criteria as established by the Committee: (a) net income, earnings per share, pre-tax income, operating income, operating cash flow, return on invested capital, customer satisfaction, revenue growth, or credit quality (or any of the foregoing adjusted to exclude or include specified items as the Committee determines is appropriate to measure performance); and/or (b) objective individual performance, taking into account individual goals and objectives. With respect to any such Participant who is employed in a Business Unit, the criteria specified in clause (a) above may be based on results of the Business Unit or on a combination of those results and results for the Company.

2.11.2 For any Participant who is not a Covered Employee, (i) any one or a combination of quantitative criteria (including, without limitation, the quantitative criteria specified in clause (a) of subsection 2.11.1), (ii) qualitative criteria measuring individual performance, taking into account individual goals and objectives or (iii) a combination of the quantitative and qualitative criteria referred to in the preceding two clauses. With respect to any such Participant who is employed in a Business Unit, the quantitative and qualitative criteria may be based on results for the Business Unit or on a combination of those results and results for the Company.

2.12 Performance Period: The fiscal year of the Company, which is the calendar year, or any other period designated by the Committee with respect to which an Award may be made.

2.13 Plan: The United Rentals, Inc. Annual Incentive Compensation Plan, as herein set forth and as it may be amended from time to time.

2.14 Subsidiary: Any corporation that is a direct or indirect subsidiary of the Company, the earnings of which are consolidated with the earnings of the Company for financial reporting purposes.

2.15 Target Allocation: A Participant’s target annual bonus opportunity, which shall be a dollar amount equal to a percentage of a Participant’s base salary as of the first day of the Performance Period, as determined by the Committee.

2.16 Termination for Good Reason: Termination of a Participant’s employment by the Company for “Good Reason,” as defined in the Participant’s employment agreement, if any. Except as otherwise provided by the Committee, a Participant shall not be entitled to payment of an Award under Section 8.1 pursuant to a Termination for Good Reason unless such Participant is a party to an employment agreement with the Company that contains a “Good Reason,” constructive discharge or similar termination provision, and his or her employment has terminated as a consequence of any such provision.

2.17 Termination Without Cause: Termination of a Participant’s employment by the Company without “Cause,” as defined in the Participant’s employment agreement with the Company, if any, or, absent an agreement defining “Cause,” termination of the Participant’s employment by the Company for any reason other than (i) failure to perform substantially his or her duties with the Company (other than such failure resulting from Disability or retirement), (ii) engagement in conduct materially and demonstrably injurious to the Company that is not cured within 30 days after notice, (iii) violation of non-competition or non-solicitation prohibitions or of confidentiality requirements imposed on the participant under common law or under the terms of any agreement with the Company or (iv) fraud, embezzlement or conviction of any crime, other than a traffic offense not involving a felony.

ARTICLE III

ADMINISTRATION

3.1 The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. Committee decisions and determinations shall be made by a majority of its members present in person or by telephone at a meeting at which a quorum is present. To the maximum extent permitted by law, the actions of the Committee with respect to the Plan shall be final and binding on all affected Participants. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings, written records of its determination to the extent required by Code Section 162(m) and shall make such rules and regulations for the conduct of its business and make such other written determination as it shall deem advisable.

3.2 The Committee shall have full authority, subject to the provisions of the Plan (i) to select Participants and determine the extent and terms of their participation; (ii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; (iii) to construe and interpret the Plan, the rules and regulations adopted thereunder and any notice or Award Certificate given to a Participant; and (iv) to make all other determinations that it deems necessary or advisable in the administration of the Plan.

3.3 The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors may rely on the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or any Award hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

3.4 For any Performance Period, the Committee shall (i) designate the executives of the Company who shall participate in the Plan, (ii) establish Performance Goals for each Participant and certify the extent of their achievement and (iii) determine each Participant’s Award.

ARTICLE IV

PARTICIPATION

4.1 Only executives or other key employees of the Company who, in the Committee’s judgment, have contributed, or have the capacity to contribute, in a substantial measure to the successful performance of the Company for a given Performance Period, shall be eligible to participate in the Plan for that Period. The Committee, in its sole discretion, shall select the Participants.

4.2 In selecting Participants for any Performance Period, the Committee shall take into account such factors as the individual’s position, experience, knowledge, responsibilities, advancement potential and past and anticipated contribution to Company performance.

ARTICLE V

PERFORMANCE GOALS

5.1 Within 90 days after the beginning of a Performance Period that is a full calendar year (or, if the Period is shorter, before 25% of the Period has elapsed), the Committee shall establish Performance Goals for each Participant for such Performance Period.

5.2 Performance Goals established by the Committee for any Performance Period may differ among Participants. The Performance Goals of any Participant who is a Covered Employee shall be based on any one or a combination of the criteria set forth in Section 2.11.1. The Performance Goals of any Participant who is not a Covered Employee shall be based on any one or a combination of the criteria set forth in Section 2.11.2.

5.3 In establishing Performance Goals for any Performance Period, the Committee shall determine, in its discretion but subject to the applicable provisions of Sections 5.2 and 2.11, the categories and criteria to be used in measuring each Participant’s performance and the percentage allocation for each of the categories and for each of the criteria, the sum of which allocations, respectively, shall equal 100 percent. The Committee shall also determine for each Participant for the Performance Period (i) a threshold level of performance, as against the applicable categories and criteria, below which no Award will be payable, (ii) a Target Allocation, and (iii) a maximum incentive opportunity. A Participant’s maximum incentive opportunity for any calendar year may not exceed the greater of (a) 200 percent of his or her base salary as of the first day of such year or other Performance Period (not to exceed $2,000,000 per annum) or (b) 1 percent of the Company’s earnings before income taxes, as reported in the Company’s audited consolidated financial statements, but before taking into account (a) any losses from discontinued operations, (b) extraordinary gains and losses and (c) the cumulative effect of accounting changes.

ARTICLE VI

DETERMINATION OF AWARDS

6.1 When the Committee has determined the performance categories and criteria that establish a Participant’s Performance Goals for any Performance Period, a Target Allocation, and a maximum and minimum incentive opportunity, as described in Section 5.3, it shall communicate this information in writing to the Participant.

6.2 As soon as practicable following verification by the Company’s independent public accountants of financial results for any Performance Period and receipt of information regarding the actual performance of Participants against their respective Performance Goals for the Period, the Committee shall certify the extent to which each Participant achieved his or her Performance Goals for the Period.

6.3 Based on the information certified in accordance with Section 6.2, the Committee shall determine each Participant’s Award for the Performance Period by multiplying his or her Target Allocation for the Period by the percentage representing the extent of achievement of his or her Performance Goals for the Period.

6.4 Notwithstanding the provisions of Section 6.3, the Committee may, in its discretion, reduce or eliminate a Participant’s Target Allocation for any Performance Period based on such objective or subjective criteria as it deems appropriate to take into account circumstances that could not have been anticipated when it established the Participant’s Performance Goals for the Period. The amount as finally determined by the Committee shall constitute the Participant’s Award for the Period.

6.5 In no event may the Committee increase the amount payable under the Plan to a Participant who is a Covered Employee.

ARTICLE VII

PAYMENT OF AWARDS

7.1 Except as provided in Section 7.2, a Participant’s Award for any Performance Period shall be paid in a cash lump sum as soon as practicable following the Committee’s determination of the amount in accordance with Article VI.

7.2 From time to time, the Committee, in its discretion (under uniform rules applicable to all Participants), may offer Participants the opportunity to defer receipt of all or a portion of the Award for the Performance Period. Any election to defer shall be made prior to the beginning of the Performance Period; provided that, for the first year in which an executive of the Company first becomes eligible to participate in the Plan, such election to defer must be made by a Participant not later than 30 days following the date he or she is selected by the Committee to participate in the Plan. Deferrals shall be in increments of 20 percent of the Participant’s base salary for the Period.

Deferred amounts are not forfeitable and shall be paid after termination of employment with the Company. They constitute unfunded general obligations of the Company.

Deferred amounts shall be credited with an interest equivalent amount until the time of final payment at a rate determined by the Committee from time to time. The amount deferred for any Performance Period plus all interest equivalents thereon shall be paid in a single sum or in up to 15 installments, as specified by the Participant when making a deferral election.

7.3 Each Participant shall designate, in a manner prescribed by the Committee, a beneficiary to receive payments due under the Plan in the event of his or her death. If a Participant dies prior to the date of payment of his or her Award for any Performance Period prior or to receipt of all amounts, if any, that were deferred, and if no properly designated beneficiary survives the Participant, the Award or any other amount due shall be paid to his or her estate or personal representative.

ARTICLE VIII

TERMINATION OF EMPLOYMENT

8.1 Except as otherwise provided in a Participant’s employment agreement, if any, if a Participant’s employment with the Company terminates prior to the date for payment of an Award (“Award Payment Date”) by reason of retirement on or after attainment of age 65 (or at such earlier age as is provided in a Participant’s employment agreement), Disability, Termination Without Cause, Termination for Good Reason or for any other reason specifically approved in advance by the Committee, the Committee shall determine the Participant’s Award as if he or she were employed on the Award Payment Date and the Participant shall be entitled to receive the prorated portion of the Award (not exceeding 100%), based on service from the beginning of the Performance Period to the date of termination of his or her employment.

8.2 Except as otherwise provided in a Participant’s employment agreement, if any, if a Participant’s employment with the Company terminates prior to the Award Payment Date for an Award for any Performance Period, for any reason other than as provided in Section 8.1, he or she shall forfeit any right to receive an Award for such Performance Period.

ARTICLE IX

TERMINATION AND AMENDMENT OF THE PLAN

9.1 The Company reserves the right, by action of the Board, to terminate the Plan at any time; provided that no termination of the Plan shall adversely affect the right of any Participant to receive an Award to which he or she would otherwise have been entitled but for the termination of the Plan. Subject to such earlier termination, the Plan shall have a term of five years from its effective date.

9.2 Subject to any restrictions under Section 162(m) of the Code, the Committee may amend the Plan at any time, provided that no amendment that would require the consent of the Company’s stockholders pursuant to the Code or the Exchange Act, or any other applicable law, rule or regulation, shall be effective without such consent. No amendment that adversely affects a Participant’s rights to, or interest in, an Award granted prior to the date of the amendment shall be effective unless the Participant shall have agreed to it in writing.

ARTICLE X

GENERAL PROVISIONS

10.1 Nothing in the Plan shall confer upon any employee a right to continue in the employment of the Company or affect any right of the Company to terminate a Participant’s employment.

10.2 The Plan is not a contract between the Company and any Participant or other employee, and participation in the Plan during one Performance Period shall not guarantee participation during any subsequent Performance Period.

10.3 A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

10.4 The Plan shall be unfunded, and no provision shall be made at any time to segregate assets of the Company for payment of any amounts hereunder. No Participant, beneficiary or other person shall have any interest in any particular assets of the Company by reason of the right to receive incentive compensation under the Plan. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Company.

10.5 The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

10.6 If any provision of the Plan, or any specific action of the Committee, would cause one or more Awards for Covered Employees not to constitute “qualified performance-base compensation” under Section 162(m) of the Code, that provision shall be construed so as to prevent such result or, to the extent not practicable, shall be severed from and deemed not to be a part of the Plan, but the other provisions of the Plan shall remain in full force and effect.

10.7 The Company shall deduct from any Award or payment it makes under the Plan to a Participant or beneficiary any taxes or other amounts required by law to be withheld.

10.8 Nothing in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to stockholder approval as may be necessary, and such arrangements may be either generally applicable or applicable only in specific cases.

10.9 Participants shall not be required to make any payment or provide any consideration for Awards other than the rendering of services.

10.10 All notices or other communications required or given hereunder shall be in writing, delivered personally or by overnight courier, (i) if to the Company, at the address at the time of the corporate headquarters of the Company, Attention: Legal Affairs and (ii) if to the Participant, at his or her address last appearing on the books of the Company.

* * *

APPENDIX C

UNITED RENTALS, INC.

LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of the Long-Term Incentive Plan (the “Plan”) is to advance the interests of United Rentals, Inc. (the “Company”) and its stockholders by (i) helping the Company to attract and retain outstanding management, (ii) encouraging management’s efforts on behalf of the Company by giving Participants a direct interest in the performance of the Company and (iii) appropriately rewarding Participants’ contributions to the success of the Company.

The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and expects that all compensation paid under the Plan will be fully deductible. The Plan shall be administered and construed in a manner consistent with such intent.

Subject to approval by the Company’s stockholders, the Plan shall be effective as of the Effective Date.

ARTICLE II

DEFINITIONS

2.1 Award Certificate: A written instrument evidencing the award of Units to a Participant.

2.2 Base Year EPS as Adjusted: For each Unit awarded, EPS as Adjusted for the Year immediately preceding the Year during which the Unit is awarded.

2.3 Beneficiary: The person or persons designated by a Participant, in accordance with Section 9.1, to receive any amount payable under the Plan upon the Participant’s death.

2.4 Board: The Board of Directors of the Company.

2.5 Code: The Internal Revenue Code of 1986, as amended; references to particular provisions of the Code shall include any amendments thereto or successor provisions and any rules and regulations promulgated thereunder.

2.6 Committee: The compensation committee of the Board (or any special committee of the board with responsibilities relating to executive compensation), which shall be comprised of two or more individuals all of whom qualify as “outside directors” within the meaning of Section 162(m) of the Code and as “independent directors” under the Corporate Governance Rules of the New York Stock Exchange.

2.7 Common Stock: Common stock, par value $0.01 per share, of the Company.

2.8 Company: United Rentals, Inc., a Delaware corporation, or any successor thereto, and each Subsidiary.

2.9 Cumulative Unit Value: For any Unit as of any Valuation Date, the amount determined in accordance with Section 7.2.

2.10 Disability: Disability, as defined in a Participant’s employment agreement with the Company, if any, or, absent an agreement, the Participant’s inability to perform his or her material duties due to illness, physical or mental disability or other incapacity, as evidenced by a written statement of a physician licensed to practice in any state in the United States mutually agreed upon by the Company and the Participant, which disability or other incapacity continues for a period in excess of 180 days in any 12-month period.

2.11 Earnings as Adjusted: (a) For any Year, the consolidated net income of the Company prepared in accordance with generally accepted accounting principles applied on a consistent basis, as reported in the Company’s audited consolidated financial statements for that Year, adjusted on an after-tax basis to exclude (i) non-cash goodwill writeoffs, (ii) extraordinary gains and losses, (iii) charges related to debt refinancings (including any writeoff of previously capitalized financing costs, call premiums or tender premiums, writeoff of debt discounts, and other fees and expenses), (iv) any item of nonrecurring gain or loss (as determined by the Committee in good faith) in excess of $2,000,000 (whether or not included in operating income for purposes of generally accepted accounting principles and including gains and losses from the divestiture of businesses or assets other than equipment sales in the normal course of business), (v) any charges for the vesting of restricted stock granted to executive officers in 2001 as described in the Company’s Proxy Statements, and (vi) any gain or loss from the repurchase or repayment of outstanding debt or the Company’s 6.5% convertible quarterly income preferred securities (i.e., QUIPS); and (b) for 2003, Earnings as Adjusted will also exclude charges attributable to (y) the buyout of operating leases in the fourth quarter and (z) the after-tax write-off of $6.6 million of notes receivable in the fourth quarter. In addition to the authority conferred on the Committee under Section 3.4, if a change in control, change in accounting principles or other fundamental change should make Base Year EPS as Adjusted not comparable to any subsequent Year’s EPS as Adjusted, the Committee shall make such adjustments to the definition of Earnings as Adjusted and/or EPS as Adjusted as shall be equitable and appropriate to restore comparability.

2.12 Effective Date: The effective date of the Plan, which is January 1, 2004.

2.13 EPS as Adjusted: For any Year, Earnings as Adjusted divided by the number of shares of Common Stock taken into account in determining the Company’s fully diluted earnings per share for that Year, as reported in the Company’s audited consolidated financial statements for that Year. EPS as Adjusted shall be rounded to the nearest cent. For 2003, the EPS as Adjusted has been determined to be $0.75.

2.14 Maximum Cumulative Unit Value: For all Units awarded as of the beginning of any Year, the amount determined by the Committee for those Units when they are awarded.

2.15 Measuring Price: For each Unit awarded, the closing price of a share of Common Stock as reported on the New York Stock Exchange on the last day of the Year preceding the Year in which the Unit is awarded.

2.16 Participant: A key employee of the Company designated by the Committee to participate in the Plan.

2.17 Plan: United Rentals, Inc. Long-Term Incentive Plan, as herein set forth and as it may be amended from time to time.

2.18 Subsidiary: Any corporation that is a direct or indirect subsidiary of the Company, the earnings of which are consolidated with the earnings of the Company for financial reporting purposes.

2.19 Term of the Plan: The period commencing on the Effective Date and ending on the Valuation Date coincident with expiration of the term of the final award of Units (but in no event later than December 31, 2017), in accordance with Section 5.1.

2.20 Termination for Good Reason: Termination of a Participant’s employment with the Company for “Good Reason,” as defined in the Participant’s employment agreement with the Company, if any. Except as otherwise provided by the Committee, a Participant shall not be entitled to payment of an award under Article VIII as the result of a Termination for Good Reason unless such Participant is a party to an employment agreement with the Company that contains a “Good Reason,” constructive discharge or similar termination provision, and his or her employment has terminated pursuant to such provision.

2.21 Termination Without Cause: Termination of a Participant’s employment by the Company without “Cause,” as defined in the Participant’s employment agreement with the Company, if any, or, absent an agreement defining “Cause,” termination of the Participant’s employment by the Company for any reason other than (i) material failure to perform his or her duties with the Company (other than such failure resulting from Disability ), (ii) engagement in conduct materially and demonstrably injurious to the Company that is not cured within 30 days after notice, (iii) violation of non-competition or non-solicitation prohibitions or of confidentiality requirements imposed on the Participant under common law or under the terms of any agreement with the Company or (iv) fraud, embezzlement or conviction of any crime, other than a traffic offense not involving a felony.

2.22 Unit: A unit of participation in the Plan awarded to a Participant in accordance with Article V.

2.23 Valuation Date: The last day of any Year.

2.24 Year: The calendar year, which is the fiscal year of the Company.

ARTICLE III

ADMINISTRATION

3.1 The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. Committee decisions and determinations shall be made by a majority of its members present in person or by telephone at a meeting at which a quorum is present. To the maximum extent permitted by law, the actions of the Committee with respect to the Plan shall be final and binding on all affected Participants. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings, written records of any determination required by Code Section 162(m), shall make such rules and regulations for the conduct of its business and make such other written determinations as it shall deem advisable.

3.2 The Committee shall have full authority, subject to the provisions of the Plan (i) to select Participants and determine the extent and terms of their participation; (ii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, (iii) to construe and interpret the Plan, the rules and regulations adopted thereunder and any notice or Award Certificate given to a Participant; and (iv) to make all other determinations that it deems necessary or advisable in the administration of the Plan.

3.3 The Committee may employ attorneys, consultants, accountants or other persons as it deems necessary for the proper administration of the Plan and may rely on the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or any award hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

3.4 In the event of (i) any stock split, stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, merger, consolidation, combination, exchange or other change that affects the character or amount of outstanding Common Stock, Earnings as Adjusted or EPS as Adjusted, (ii) any change in applicable laws or any change in circumstances that results in, or would result in, any substantial dilution or enlargement of the rights granted to, or available for, Participants or (iii) any other similar corporate event that the Committee determines in good faith warrants equitable adjustment due to interference with the intended operation of the Plan, the Committee shall make such adjustments in the number and value of Units (whether authorized or outstanding), the Measuring Price, Earnings as Adjusted or EPS as Adjusted or all of the above, as shall, in the sole judgment of the Committee, be equitable and appropriate in order to make the value and potential value of such Units, as nearly as may be practicable, equivalent to the value and potential value of Units outstanding immediately prior to such change.

3.5 The Committee shall be precluded from increasing compensation payable under the Plan to a Participant, including acceleration of payment and increase of any amount payable, unless specifically provided for by the Plan.

ARTICLE IV

PARTICIPATION

4.1 Only those key employees of the Company, who, in the Committee’s judgment, will have a significant impact on the success of the business shall be eligible to participate in the Plan. The Committee, in its sole discretion, shall select the Participants. The Committee shall make this determination separately for each Year in which Units are to be awarded.

4.2 In selecting Participants and in determining the number of Units to be awarded to each Participant for any Year, the Committee shall take into account such factors as the individual’s position, experience, knowledge, responsibilities, advancement potential, past and anticipated contributions to Company performance and alternative opportunities.

ARTICLE V

AWARD OF UNITS

5.1 Subject to adjustment as provided in Section 3.4, a maximum of 1,600,000 Units may be awarded under the Plan. A Participant who has been awarded Units may be awarded additional Units in any subsequent Year, and new Participants may be awarded Units, both in the discretion of the Committee; provided, however, that no Units shall be awarded after 2013.

5.2 Each Participant who has been awarded Units in any Year shall receive an Award Certificate, as provided in Article X, evidencing an award of Units.

5.3 Subject to adjustment as provided in Section 3.4, the maximum number of Units awarded to any one individual shall not exceed 500,000 during the Term of the Plan.

ARTICLE VI

TERM AND VESTING OF UNITS

6.1 Each Unit shall have a term of years from the date of award, as determined by the Committee in its sole discretion, but not to exceed five years, subject to earlier termination as provided in Article XI. Notwithstanding the foregoing, Units awarded as of the Effective Date shall have a term of three years and shall expire on December 31, 2006, subject to earlier expiration as aforesaid. Units awarded during 2004 shall be deemed to be awarded as of the Effective Date, and Units awarded during any subsequent Year shall be deemed to be awarded as of the first day of such Year.

6.2 Each Unit shall vest on the Valuation Date coincident with the expiration of its term, provided that the Participant is still employed by the Company on such Valuation Date. Notwithstanding the foregoing, a Unit shall vest, if earlier than such Valuation Date, upon (i) Termination Without Cause, Termination for Good Reason (as applicable) or by reason of a Participant’s death or Disability, (ii) termination of the Plan by the Board or (iii) consummation or effectiveness of a corporate event or change in circumstances set forth in Section 3.4, subject to a determination by the Committee in its sole judgment that, as a consequence of such corporate event or change in circumstances, it is unable to equitably adjust the number of Units, Measuring Price, Earnings as Adjusted or EPS as Adjusted on the basis provided in Section 3.4. All of a Participant’s Units that are unvested upon his or her termination of employment other than as provided in clause (i) of the preceding sentence shall be immediately forfeited, and all rights with respect thereto shall be immediately cancelled.

ARTICLE VII

DETERMINATION OF VALUE OF A UNIT

7.1 The value of each Unit when issued shall be zero. On each Valuation Date following the issuance of a Unit, the value of the Unit shall increase or decrease, as the case may be, in accordance with the provisions set forth below.

a. If the EPS as Adjusted for a Year is greater than Base Year EPS as Adjusted, then on the last day of such Year the Unit will increase in value by an amount equal to (i) the Measuring Price with respect to such Unit multiplied by (ii) 80 percent of the percentage by which EPS as Adjusted for the Year exceeds Base Year EPS as Adjusted. Notwithstanding the foregoing, if the EPS as Adjusted for a Year is less than 105 percent of the EPS as Adjusted for the immediately preceding Year, the amount of the increase will be zero.

b. If the EPS as Adjusted for a Year is less than Base Year EPS as Adjusted, then on the last day of such Year the Unit will decrease in value by an amount equal to (i) the Measuring Price with respect to such Unit multiplied by (ii) 80 percent of the percentage by which EPS as Adjusted for the Year is less than Base Year EPS as Adjusted (it being specified for the sake of clarity that the value of a Unit may be negative for purposes of calculating the cumulative value of a Unit, provided that upon vesting the value of a Unit will never be less than zero).

7.2 All increases and decreases in Unit value in accordance with Section 7.1 shall cumulate (provided that the value may not exceed the Maximum Cumulative Unit Value). The cumulative amount so determined as of any Valuation Date is referred to as the Cumulative Unit Value of such Unit as of such Valuation Date.

ARTICLE VIII

PAYMENT OF UNITS

8.1 Unless a timely election to defer has been made by a Participant in accordance with applicable tax rules and uniform terms and conditions established by the Committee, a Unit that has vested in accordance with Section 6.2 above shall thereupon be settled without further action on the part of the Participant.

8.2 Each Participant shall receive the Cumulative Unit Value of his or her vested Units determined as of the applicable Valuation Date. The applicable Valuation Date shall be determined as follows:

a. If the vesting occurs on a Valuation Date, then the applicable Valuation Date is the Valuation Date coincident with the date of vesting.

b. If the vesting occurs prior to July 1 in any Year, then the applicable Valuation Date is the Valuation Date immediately preceding the date of vesting.

c. If the vesting occurs after July 1 in any Year, then the applicable Valuation Date is the Valuation Date that occurs on the last day of such Year; provided, however, that if vesting occurs pursuant to clause (iii) of the second sentence of Section 6.2, then the applicable Valuation Date is the Valuation Date immediately preceding the date of vesting.

8.3 Payment of any vested Units in cash or distribution of Common Stock due under the Plan shall be made as soon as practicable after the later of (i) the date any Unit becomes vested, and (ii) the date elected by the Participant to receive payment and distribution of vested Units pursuant to a deferral election described in Section 8.1; provided, however, that, before payment may be made, the Committee shall certify in writing that all applicable performance criteria under the Plan have been met. Notwithstanding the foregoing, the Company shall in no event be required to make any payment with respect to any Units until 15 days following the date on which the Company’s earnings are announced or released for the Year during which the applicable Valuation Date for determining the amount of the payment occurs. Not less than 50 percent of any amount due in connection with the payment of any award shall be paid in cash, and the balance shall be paid in cash or shares of Common Stock or both, as determined by the Committee in its discretion. For purposes of the foregoing, the value of the Common Stock shall be deemed to equal the closing price of the Common Stock on the New York Stock Exchange as of the trading day immediately preceding the date of payment. Upon payment, such Unit shall be cancelled and no person shall have any further rights with respect to it.

ARTICLE IX

LIMITS ON TRANSFERABILITY OF UNITS

9.1 Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount or any shares of Common Stock payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant’s death, there is no designation of a Beneficiary in effect for the Participant, or if no Beneficiary survives to receive any amount payable under the Plan by reason of the Participant’s death, the Participant’s estate shall be treated as the Beneficiary for purposes of the Plan.

9.2 Except as provided in Section 9.1, a Participant may not transfer, assign, alienate or hypothecate any benefits under the Plan.

ARTICLE X

AWARD CERTIFICATE

Promptly following the making of an award of Units, the Company shall deliver to the recipient an Award Certificate, specifying the terms and conditions of the Unit. This writing shall be in such form and contain such provisions not inconsistent with the Plan as the Committee shall prescribe.

ARTICLE XI

TERMINATION OF UNITS

11.1 An outstanding Unit awarded to a Participant shall be canceled and all rights with respect thereto shall expire upon the earlier to occur of (i) its settlement as provided in Section 8.1 and (ii) termination of the Participant’s employment with the Company prior to the vesting of such Unit unless such termination accelerates vesting as provided in clause (i) of the second sentence of Section 6.2 above.

11.2 Nothing contained in Section 11.1 shall be deemed to extend the term of any Unit beyond the end of the Term of the Plan.

ARTICLE XII

TERMINATION AND AMENDMENT OF THE PLAN

12.1 The Company reserves the right, by action of the Board, to terminate the Plan at any time, subject to the restriction imposed by Section 12.3 below.

12.2 Subject to any restrictions under Section 162(m) of the Code, the Committee may amend the Plan at any time, provided that no amendment that would require the consent of the Company’s stockholders pursuant to the Code or the Securities Exchange Act of 1934, as amended, or any other applicable law, rule or regulation, shall be effective without such consent.

12.3 No termination or amendment shall adversely affect the rights of any Participant with respect to outstanding Units held by the Participant without his or her written consent.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Nothing in the Plan shall confer upon any employee a right to continue in the employment of the Company or affect any right of the Company to terminate a Participant’s employment, in connection with a Termination Without Cause or otherwise.

13.2 The Plan is not a contract between the Company and any Participant or other employee, and receipt of an award of Units in one Year shall not guarantee receipt of an award of Units in any subsequent Year.

13.3 A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any amounts or Common Stock to be received hereunder prior to actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such amounts or Common Stock shall be null and void.

13.4 The Plan shall be unfunded, and no provision shall be made at any time to segregate assets of the Company for payment of any amounts hereunder. No Participant, Beneficiary or other person shall have any interest in any particular assets of the Company by reason of the right to receive incentive compensation under the Plan. Participants and Beneficiaries shall have only the rights of a general unsecured creditor of the Company.

13.5 The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

13.6 If any provision of the Plan, or any specific action of the Committee, would cause an award of Units not to constitute “qualified performance-based compensation” under Section 162(m) of the Code in respect of such Participant, that provision shall be severed from and deemed not to be a part of the Plan, but the other provisions of the Plan shall remain in full force and effect.

13.7 The Company shall deduct from any payment or distribution (including distributions of Common Stock) it makes under the Plan to a Participant or Beneficiary any taxes or other amounts required by law to be withheld.

13.8 To the extent that the Plan provides for any deferral of compensation, it is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

13.9 Nothing in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to stockholder approval as may be necessary, and such arrangements may be either generally applicable or applicable only in specific cases.

13.10 Participants shall not be required to make any payment or provide any consideration for awards of Units other than the rendering of services.

13.11 All notices or other communications required or given hereunder shall be in writing, delivered personally or by overnight courier, (i) if to the Company, at Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Vice President, Legal Affairs, and (ii) if to the Participant, at his or her last known address appearing on the books and records of the Company.

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John N. Milne, Wayland R. Hicks or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the “Company”) to be held on May 20, 2004 at 3:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED RENTALS, INC.

May 20, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 3 AND 4, AND “AGAINST” PROPOSALS 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors

☐	FOR ALL NOMINEES	NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Howard L. Clark, Jr. O Bradley S. Jacobs O John N. Milne

☐	FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

	FOR	AGAINST	ABSTAIN
2. Approval of Annual Incentive Compensation Plan	☐	☐	☐

3. Approval of Long-Term Incentive Plan	☐	☐	☐

4. Ratification of Appointment of Independent Auditors	☐	☐	☐

5. Stockholder Proposal concerning Board Independence	☐	☐	☐

6. Stockholder Proposal concerning Future Severance Agreements	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

Signature of Stockholder                                                                   Date:

Signature of Stockholder                                                                   Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.